Exhibit 2.1

EXECUTION COPY

MERGER AGREEMENT

by and among

COHERENT, INC.

REMBRANDT MERGER SUB CORP.

and

ROFIN-SINAR TECHNOLOGIES INC.

Dated March 16, 2016

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3.20	Intellectual Property	27

3.21	Insurance	29

3.22	Related Party Transactions	29

3.23	Brokers	29

3.24	Anti-Bribery and Export Compliance.	29

3.25	Environmental Matters.	30

3.26	Indebtedness.	31

3.27	No Other Representations.	31

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		32

4.1	Organization and Good Standing.	32

4.2	Authorization and Enforceability.	32

4.3	Required Governmental Consents	32

4.4	No Conflicts	33

4.5	No “Interested Stockholder” Status	33

4.6	No Litigation	33

4.7	Financing.	33

4.8	Acknowledgment by Parent and Merger Sub	35

ARTICLE V CONDUCT OF COMPANY BUSINESS		35

5.1	Conduct of Company Business	35

5.2	Restrictions on Company Operations	35

5.3	No Control	38

ARTICLE VI NON-SOLICITATION OF ACQUISITION PROPOSALS		38

6.1	Termination of Discussions	38

6.2	Non-Solicitation.	38

6.3	Notice and Information.	40

ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS		41

7.1	Company Stockholder Approval.	41

7.2	Regulatory Approvals	46

7.3	Financing.	48

7.4	Efforts to Close	54

7.5	Access to the Company	54

7.6	Notice of Breach	55

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7.7	Confidentiality	55

7.8	Public Disclosure	56

7.9	Transaction Litigation	56

7.10	Section 16(b) Exemption	56

7.11	Directors and Officers Exculpation, Indemnification and Insurance.	57

7.12	Employee Matters.	59

7.13	Obligations of Merger Sub	61

7.14	Parent Vote	62

7.15	Delisting	62

7.16	Takeover Statutes	62

ARTICLE VIII TERMINATION OF AGREEMENT		62

8.1	Termination	62

8.2	Notice of Termination	64

8.3	Effect of Termination	64

8.4	Termination Fees	65

ARTICLE IX GENERAL PROVISIONS		67

9.1	Certain Interpretations	67

9.2	Amendment	68

9.3	Waiver	68

9.4	Assignment	68

9.5	Notices	69

9.6	Non-Survival of Representations, Warranties	70

9.7	Expenses	70

9.8	Entire Agreement	70

9.9	Third Party Beneficiaries	70

9.10	Severability	71

9.11	Remedies.	71

9.12	Governing Law	75

9.13	Consent to Jurisdiction	75

9.14	WAIVER OF JURY TRIAL	76

9.15	Counterparts	76

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MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2016 by and among Coherent, Inc., a Delaware corporation (“Parent”), Rembrandt Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Rofin-Sinar Technologies Inc., a Delaware corporation (the “Company”). All capitalized terms that are not defined elsewhere in this Agreement shall have the respective meanings assigned thereto in Annex A.

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”), and each share (each, a “Share,” and collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) then outstanding will thereupon be cancelled and converted into the right to receive $32.50 in cash, without interest (the “Merger Consideration”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), with the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”), (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the Company Stockholders adopt this Agreement.

WHEREAS, the Board of Directors of Parent and of Merger Sub have each unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, concurrently with the execution of this Agreement, the Company’s directors and certain of its executive officers have entered into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), dated as of the date hereof, with Parent and the Company, pursuant to which, among other things, such individuals have agreed to vote such individuals’ Shares in favor of the approval of this Agreement and against any Acquisition Proposal.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

1.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.2          The Surviving Corporation of the Merger.

(a)          Certificate of Incorporation and Bylaws of the Surviving Corporation.

(i)          Certificate of Incorporation. Subject to the terms of Section 7.11, at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Rofin-Sinar Technologies Inc.”

(ii)         Bylaws. Subject to the terms of Section 7.11, at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(b)          Directors and Officers of the Surviving Corporation.

(i)          Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii)         Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.3          General Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4          Effect of the Merger on Capital Stock of the Merging Corporations.

(a)          Capital Stock of Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any capital stock of Parent, Merger Sub or the Company, each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)          Capital Stock of the Company.

(i)          Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any capital stock of Parent, Merger Sub or the Company, other than as otherwise set forth in this Section 1.4(b), each Share that is outstanding immediately prior to the Effective Time (whether vested or unvested or otherwise subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights) shall be canceled and extinguished and automatically converted into the right to receive the Merger Consideration upon the surrender of the Certificate representing such Share or the transfer of such Uncertificated Share in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(d)); provided, however, that the Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time. From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable in respect thereof pursuant to this Section 1.4(b)(i). The Merger Consideration issued upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing Shares is presented to the Surviving Corporation for any reason, then such certificate shall be canceled and exchanged for the Merger Consideration in accordance with this Section 1.4(b).

(ii)         Owned Shares. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any capital stock of Parent, Merger Sub or the Company, each Share that is owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (“Owned Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii)        Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, Shares issued and outstanding immediately prior to the Effective Time (other than Owned Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such Shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the fair value of such Shares in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.4(b)(i), without interest thereon, upon surrender of such Certificate formerly representing such Share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(c)          Company Options.

(i)          Immediately prior to the Effective Time, each outstanding Company Option listed on Schedule 1.4(c)(i) that has not yet become vested in accordance with its terms will thereupon become fully vested, provided that the holder of such Company Option is then still employed by or in the service of the Company or any of its Subsidiaries, and shall be canceled in exchange for the right to receive a cash payment from the Company or Parent equal to the number of shares of Company Common Stock covered by the vested portion of such Company Option (taking into account any accelerated vesting immediately prior to the Effective Time) multiplied by the excess of the Merger Consideration over the option exercise price per share of such Company Option.

(ii)         Unless otherwise agreed by Parent in its sole discretion, at the Effective Time, each Company Option outstanding immediately prior to the Effective Time that is not entitled to receive a cash payment pursuant to Section 1.4(c)(i) (whether vested or unvested) shall, by virtue of the Merger and without any action on the part of the holders thereof, be assumed by Parent and converted into an option (a “Parent Option”) to acquire (i) that number of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Option Exchange Ratio, and (ii) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Option by (B) the Option Exchange Ratio. Except as otherwise provided in this Section 1.4(c)(ii), each such Parent Option assumed by Parent and converted into an option to acquire Parent Common Stock pursuant to this Section 1.4(c)(ii) shall continue to have, and shall be subject to, the same terms and conditions (including vesting terms and conditions) as applied to the corresponding Company Option immediately prior to the Effective Time.

(iii)        On the first practicable payroll date after the Closing Date, (1) Parent shall deposit (or cause to be deposited) with the Company an amount of cash equal to the total cash payments required to be made to the holders of Company Options that were cancelled in exchange for the right to receive cash pursuant to Section 1.4(c)(i) and (2) the Company will pay to each such holder the amount of cash to which he or she is entitled as a result of Section 1.4(c)(i).

(iv)        Prior to the Effective Time, the Company shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options, as contemplated by this Section 1.4(c), including resolutions terminating the Company’s 2002 Equity Incentive Plan, 2007 Incentive Stock Plan and 2015 Incentive Stock Plan.

(v)         Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options in accordance with this Section 1.4(c). As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable under Parent Options, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to Parent Options and shall use its reasonable commercial efforts to have such registration statement or registration statements declared effective as soon as reasonably practicable following the Effective Time and to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding.

1.5          Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall have the authority to take all such lawful and necessary action.

1.6          No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

ARTICLE II
THE CLOSING

2.1          The Closing.

(a)          The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, 94105, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(b)          Notwithstanding Section 2.1(a), if the Marketing Period has not ended at the time when the Closing would otherwise be required to occur pursuant to Section 2.1(a), the Closing will occur on the earlier of (i) a Business Day before or during the Marketing Period specified by Parent on no less than two (2) Business Days prior written notice to the Company and (ii) the first Business Day immediately following the final day of the Marketing Period (as it may be extended pursuant to the definition of “Marketing Period”) (subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Section 2.2, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other date and time as Parent and the Company shall mutually agree upon in writing.

2.2          Conditions to Closing.

(a)          Mutual Conditions to Closing. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction of each of the following conditions prior to or at the Closing:

(i)          Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(ii)         Requisite Regulatory Approvals.

(A)         All waiting periods (and extensions thereof) required or advisable under any applicable Antitrust Laws, including waiting periods contemplated by the Antitrust Laws of the jurisdictions set forth in Schedule 2.2(a)(ii)(A), shall have expired or been terminated.

(B)         All clearances required or advisable under any applicable Antitrust Laws, including clearances contemplated by the Antitrust Laws of the jurisdictions set forth in Schedule 2.2(a)(ii)(B), shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

(iii)        No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have:

(A)         enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger; or

(B)         issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or which has the effect of prohibiting the consummation of the Merger.

(b)          Additional Parent and Merger Sub Conditions.  The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing, any of which may be waived exclusively by Parent and Merger Sub:

(i)          Compliance with Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, covenants and other obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii)         Accuracy of Representations and Warranties.

(A)         The representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.23 (the “Fundamental Representations”) (i) shall have been true and correct in all respects as of the date of this Agreement, and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects as of such particular date).

(B)         The representations and warranties of the Company set forth in Section 3.5 (the “Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the preceding clauses (i) and (ii), for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and except in each case for any de minimis inaccuracies.

(C)         The representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations and the Capitalization Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the preceding clauses (i) and (ii), (x) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (y) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 2.2(b)(ii)(C), all qualifications based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds or in the definition of “Material Contracts”) contained in such representations and warranties shall be disregarded.

(iii)        No Company Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Company Material Adverse Effect that is continuing.

(iv)        No Litigation. (A) No Legal Proceeding by any Governmental Authority shall be pending wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded and (B) no Governmental Authority shall have notified the parties in writing of, and not withdrawn, any intent to challenge any of the transactions contemplated by this Agreement.

(v)         Receipt of Officers’ Certificate. Parent and Merger Sub shall have received a certificate, signed for and on behalf of the Company by the chief executive officer and the chief financial officer of the Company, certifying the satisfaction of the conditions set forth in Section 2.2(b)(i)-(iii).

(c)          Additional Company Conditions.  The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing, any of which may be waived exclusively by the Company:

(i)          Compliance with Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(ii)         Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by “materiality” shall be true and correct in all respects (i) as of the date of this Agreement, and (ii) on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all respects as of such particular date). The representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified by “materiality” shall be true and correct in all material respects (i) as of the date of this Agreement, and (ii) on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct in all material respects as of such particular date).

(iii)        Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Sub by a duly authorized officer of each of Parent and Merger Sub, certifying the satisfaction of the conditions set forth in this Section 2.2(c).

2.3          Issuance of Merger Consideration After the Closing.

(a)          Payment Agent. Prior to the Effective Time, the Company shall select a bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Payment Agent”).

(b)          Payment Fund.

(i)          Creation of Payment Fund. On the Closing Date, Parent or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of Article I, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Owned Shares and Dissenting Shares) (such cash amount being referred to herein as the “Payment Fund”). From time to time following the Effective Time as required, Parent or the Surviving Corporation shall deposit (or cause to be deposited) with the Payment Agent additional cash in any amount necessary to enable the Payment Agent to pay any and all Merger Consideration payable hereunder, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose, including the payment of all charges and expenses, including those of the Payment Agent, in connection with the exchange of Shares for the Merger Consideration, which shall be the sole responsibility of Parent and the Surviving Corporation.

(ii)         Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of Section 1.4(b) shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Applicable Laws), solely as general creditors thereof, for any payment of and claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of Article I. Any amounts remaining unclaimed by holders of the Shares two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will become, to the extent permitted by Applicable Law, the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

(c)          Exchange Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares (excluding Owned Shares and Dissenting Shares) (or effective affidavits of loss in lieu thereof) or transfer of non-certificated Shares (excluding Owned Shares and Dissenting Shares) represented by book entry (“Uncertificated Shares”) to the Payment Agent); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate or Uncertificated Share, upon (x) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment Agent, or (y) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of Article I. If Certificates or Uncertificated Shares are presented to the Surviving Corporation after the Effective Time for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth in Article I. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.

(d)          Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration issuable in respect thereof pursuant to Section 1.4(b)(i); provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e)          Transferred Shares. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(f)          Tax Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under Applicable Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)          No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) that relates to such section or in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section or (ii) as disclosed in (A) the Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2015 (the “Company Form 10-K”), (B) the Quarterly Report on Form 10-Q of the Company for the quarterly period ended December 31, 2015 (the “Company Form 10-Q”) or (C) any Periodic Report on Form 8-K filed by the Company that is publicly available on the SEC’s EDGAR system at least 24 hours prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1          Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite corporate power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws, true and correct copies of which are filed as exhibits to the SEC Reports.

3.2          Authorization and Enforceability.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Stockholder Approval.

(b)          This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and by general principles of equity (collectively, the “Enforceability Limitations”).

(c)          At a meeting duly called and held prior to the execution of this Agreement, the Company Board, with the unanimous recommendation of the Special Committee, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) assuming the accuracy of the representations and warranties set forth in Section 4.5, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (v) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholders Meeting and (vi) resolved to recommend that the holders of Shares adopt this Agreement in accordance with the applicable provisions of Delaware Law.

(d)          Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other Applicable Law (each, a “Takeover Statute”) is applicable to Parent, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreements.

(e)          The Company Board has received the opinion of Greenhill & Co., LLC to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Company Common Stock owned by Parent, Merger Sub or any of their direct or indirect wholly-owned Subsidiaries), and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will be made available to Parent, for informational purposes only, promptly after the execution and delivery of this Agreement by each of the parties hereto.

(f)          Assuming the accuracy of the representations and warranties set forth in Section 4.5, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a meeting of the holders of Company Common Stock called to consider the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of Company Common Stock necessary (under Applicable Law, the Company’s organizational documents or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.

3.3          Required Governmental Approvals. No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State as required by

Delaware Law, (b) such filings and approvals as may be required by any foreign, federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, Nasdaq and the Frankfurt Stock Exchange (“FSE”), (c) compliance with any applicable requirements of the HSR Act and other applicable Antitrust Laws, and (d) such other Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

3.4          No Conflicts. The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) subject to obtaining the Requisite Stockholder Approval, violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 3.3, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other Liability under, any Contract, (iii) assuming compliance with the matters referred to in Section 3.3 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not reasonably be expected to have a Company Material Adverse Effect.

3.5          Capitalization.

(a)          The authorized capital stock of the Company consists of 50,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). As of the close of business on March 15, 2016 (the “Capitalization Date”), (A) 28,122,703 Shares were issued and outstanding, (B) 5,256,584 Shares were held by the Company as treasury shares and (C) no Preferred Shares were outstanding. Since the close of business on the Capitalization Date, the Company has not issued any Shares other than pursuant to the exercise of Company Options. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)          2,296,850 Shares are subject to issuance pursuant to Company Options that are vested as of the Capitalization Date, which vested Company Options have a weighted average exercise price of $28.15 per share as of the close of business on the Capitalization Date. 1,042,350 Shares are subject to issuance pursuant to Company Options that are unvested as of the Capitalization Date, which unvested Company Options have a weighted average exercise price of $26.93 per share as of the close of business on the Capitalization Date. Except as otherwise set forth in this Section 3.5, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Option, other than as permitted by Section 5.2. All Company Options have been validly granted and properly approved in accordance with all Applicable Law and the applicable Company Equity Incentive Plan.

(c)          Other than the Company Options, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities except such payments as are required to be made to Company Option holders pursuant to Section 1.4(c) (relating to Contingent Exercise Elections). There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d)          Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company, other than the Voting Agreements.

3.6          Subsidiaries.

(a)          The Company has delivered or made available to Parent a complete and accurate list as of the date hereof of each Subsidiary of the Company and the jurisdiction of organization thereof. Except for the Company’s Subsidiaries and marketable securities held for investment or cash management purposes, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b)          Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company’s Subsidiaries has the requisite corporate or equivalent power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “qualification to do business” or “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation, articles of association and bylaws (or equivalent organizational documents), as amended to date, of the Company’s Subsidiaries.

(c)          All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company (other than director qualifying shares), free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock (other than restrictions on transfer under Applicable Law) or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(d)          There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.7          SEC Reports.

(a)          Since the Reference Date, the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents, as the same may have been amended since the date of their filing, the “SEC Reports”).

(b)          Except to the extent updated, amended, restated or corrected by a subsequent SEC Report prior to the date hereof, each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was, or will be, filed.

(c)          Neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC since the Reference Date or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.

(d)          None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(e)          No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.8          Financial Statements.

(a)          The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates indicated (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b)          The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(c)          The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the

Company required under the Exchange Act with respect to such reports.

(d)          Since the Reference Date, neither the Company nor any of its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e)          Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(f)          Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since the Reference Date, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any current director or executive officer of the Company.

(g)          To the knowledge of the Company, since the Reference Date no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9          No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities whether or not of a kind or nature that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract (none of which is a material Liability for a breach thereof), and (e) Liabilities incurred in the ordinary course of business since the date of the Balance Sheet that would not reasonably be expected to have a Company Material Adverse Effect.

3.10        Absence of Certain Changes. Since December 31, 2015 through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be, (a) any Company Material Adverse Effect, or (b) any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 5.2.

3.11        Material Contracts.

(a)          Section 3.11(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts (other than the Material Contracts listed as an exhibit to the Company’s most recent annual report filed on Form 10-K) to which the Company or any of its Subsidiaries is a party as of the date hereof. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract.

(b)          Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under any such Material Contract, and (ii) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible material violation or material breach of or material default under, or intention to cancel or modify, any Material Contract.

3.12        Compliance with Laws and Orders. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective properties (including the Assets and the Real Property), are in compliance with all Applicable Laws and Orders. Since the Reference Date neither the Company nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries, (b) has received any written notice from any Governmental Authority alleging any violation by the Company or any of its Subsidiaries of any Applicable Law or Order nor (c) has provided any written notice to any Governmental Authority regarding any violation by the Company or any of its Subsidiaries of any Applicable Law or Order, and no such notice referred to in clauses (a), (b) or (c) of this Section 3.12 remains outstanding or unresolved as of the date of this Agreement.

3.13        Permits. The Company and its Subsidiaries are in compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding (a) any violation by the Company or any of its Subsidiaries of any material Permits or the failure to have any material required Permits, or (b) any revocation, cancellation or termination of any material Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

3.14        Legal Proceedings and Orders.

(a)          There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, or against any of the respective properties of the Company or any of its Subsidiaries, including the Assets and the Real Property, or (to the knowledge of the Company) against third parties affecting such properties, in each case that (a) involves an amount in controversy in excess of $500,000, (b) seeks injunctive relief that would be material to the Company and its Subsidiaries taken as a whole, or (c) seeks to impose any legal restraint on or prohibition against or limit in any material respect the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries, taken as a whole, substantially as it was operated immediately prior to the date of this Agreement.

(b)          Neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Real Property, nor (to the knowledge of the Company) any third party owning or having any other interest in such properties is subject to any outstanding Order that is material to the Company and its Subsidiaries, taken as a whole.

3.15        Taxes.

(a)          Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all U.S. federal, state, local and non-U.S. Tax Returns required to be filed by any of them; and (ii) paid, or have reserved in accordance with GAAP on the face of the Balance Sheet (as opposed to the notes thereto) for the payment of, all Taxes that are required to be paid. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of such Balance Sheet outside of the ordinary course of business.

(b)          Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all U.S. and

non-U.S. federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

(c)          No audits or other examinations with respect to material amounts of Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing to the Company. In the last three (3) years, no written claim has been made by a Governmental Authority that the Company or such Subsidiary, as the case may be, is or may be subject to tax in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns.

(d)          Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code in the two (2) year period ending on the Closing Date.

(e)          Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(f)          Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(g)          Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-United States Applicable Law relating to income Taxes), entered into prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (v) election under Section 108(i) of the Code.

(h)          Except as would not have a Company Material Adverse Effect, the Company’s transfer pricing policies and practices comply with the requirements of Section 482 of the Code (or any corresponding provision of non-United States Applicable Law relating to income Taxes).

3.16        Employee Benefit Plans.

(a)          Section 3.16(a) of the Company Disclosure Letter contains a complete and accurate list of all material Employee Plans. With respect to each Employee Plan, to the extent applicable, the Company has delivered or made available to Parent complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any notices to or from the IRS or any office or representative of the DOL or any similar United States Governmental Authority relating to any compliance issues currently pending in respect of any such Employee Plan; (vi) with respect to each International Employee Plan, to the extent applicable, the Company has delivered or made available to Parent complete and accurate copies of (A) the governing plan documents, (B) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (C) any document comparable to the determination or opinion letter referenced under clause (ii) above issued by a Governmental Authority relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment and (vii) all other Contracts relating to each Employee Plan, including administrative service agreements, that are material to the Company and its Subsidiaries, taken as a whole.

(b)          Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all Applicable Law, including the applicable provisions of ERISA and the Code.

(c)          Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and to the Company’s knowledge nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to result in the revocation of the qualified status of any such Employee Plan. To the extent legally required, each International Employee Plan has been approved by the relevant taxation and other Governmental Authority.

(d)          To the knowledge of the Company, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e)          None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code.

(f)          Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has, since September 30, 2010, maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA, (iii) a “multiple employer plan” as defined in and for the purposes of Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” subject to Section 419 of the Code or (v) a voluntary employees’ beneficiary association subject to Section 501(c)(9) of the Code. No Employee Plan provides material welfare benefits that are not fully insured through an insurance contract. With respect to each Employee Plan as to which Parent or any of its ERISA Affiliates may incur any Liability under, or which is subject to, Section 412 of the Code or Title IV of ERISA: (i) no such Employee Plan has been terminated so as to result or reasonably be likely to result, directly or indirectly, in any material Liability to Parent or any of its ERISA Affiliates under Title IV of ERISA; (ii) no complete or partial withdrawal from such Employee Plan has been made by any of the Company or any of its ERISA Affiliates or by any other Person, so as to result, or reasonably be likely to result, in any material Liability to Parent or any of its ERISA Affiliates; (iii) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation (the “PBGC”)) to terminate any such Employee Plan or to appoint a trustee for any such Employee Plan; (iv) no condition or event currently exists or currently is expected to occur that could reasonably be expected to result, directly or indirectly, in any Liability of Parent or any of its ERISA Affiliates under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of or withdrawal from any such Company Employee Plan; (v) if any such Employee Plan were to be terminated as of the Closing Date or if any Person were to withdraw from such Employee Plan, none of the Parent or any of its ERISA Affiliates would incur, directly or indirectly, any material Liability under Title IV of ERISA; (vi) no “reportable event” (as defined in Section 4043 of ERISA) for which notice has not been waived has occurred with respect to any such Employee Plan within the past 12 months that, individually or in the aggregate, would result in a material Liability to the Company and its Subsidiaries, taken as a whole; (vii) no such Employee Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived, and none of the Company or any of its ERISA Affiliates has provided, or is required to provide, security to any Employee Plan pursuant to Section 401(a)(29) of the Code; and (viii) the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA.

(g)          No Employee Plan (other than an International Employee Plan) provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(h)          Each Employee Plan that is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) is in material compliance with the documentary and operational requirements of Section 409A, and all Company Options that may otherwise be subject to Section 409A have been granted at a per share exercise price that is at least equal to the fair market value of a share of the underlying Company Common Stock as of the date the Company Option was granted, as determined in accordance with applicable Law, including Section 409A.

(i)          Except as required by the terms of any Employee Plan or Applicable Law, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to gross up or otherwise compensate any current or former employee or other disqualified individual for excise taxes that may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A.

(j)          No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 404 of the Code including by reason of the transactions contemplated hereby.

(k)          No International Employee Plan has unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Section 3.16(k) of the Company Disclosure Letter sets forth, to the extent applicable, each International Employee Plan that has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) the Company and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”) the assets held for the purposes of the Funded International Employee Plans, to enjoy favorable taxation status under Applicable Laws relating to employee benefit plans. The Company is not aware of any ground on which any such approval may cease to apply.

3.17        Labor Matters.

(a)          Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, including reconciliation of interest agreements and social plans, any other collective arrangements, whether in the form of general commitments, standard terms of employment or works agreements or is bound by any equivalent national or sectoral agreement (“Collective Agreements”). None of the Company’s Subsidiaries are a member of the Employer’s Associations and none of the Subsidiaries have a works council. There are no pending activities or proceedings or, to the knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees of the Company or any of its Subsidiaries since the Reference Date. The consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company threatened.

(b)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since the Reference Date have been, in compliance with Applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and for overtime purposes), tax withholding, social security withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) to the knowledge of the Company has withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) to the knowledge of the Company is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) to the knowledge of the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (x) any Person as an independent contractor rather than as an employee, (y) any employee leased from another employer, or (z) any employee currently or formerly classified as exempt from overtime wages. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority relating to labor matters.

(c)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with WARN. To the knowledge of the Company, in the past two (2) years (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. To the knowledge of the Company neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

3.18        Real Property.

(a)          The Company has delivered or made available to Parent a complete and accurate list of all of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except for the Owned Real Property, neither the Company nor any of its Subsidiaries has, since January 1, 2010, ever owned any real property, nor is party to any agreement to purchase or sell any real property. The Company owns the Owned Real property free and clear of all Liens, except for Permitted Liens. The Company has a valid, enforceable title policy for the Owned Real Property.

(b)          The Company has delivered or made available to Parent a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”). The Company has heretofore made available to Parent true, correct and complete copies of all Leases that are Material Contracts (including all material modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith). The Company or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens, other than Permitted Liens. The Company has delivered or made available to Parent a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Real Property. The Company and its Subsidiaries currently occupy all of the Real Property for the operation of their business and there are no other parties occupying or with a right to occupy the Real Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, violate, or materially impair the rights of the Company or any of its subsidiaries or alter the rights or obligations of the lessor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Leases, or otherwise adversely affect the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(c)          Except as would not materially detract from the value or materially interfere with the present use of the underlying Real Property, each Real Property and all of its operating systems are (i) in good operating condition and repair, subject to normal wear and tear, (ii) regularly and properly maintained, (iii) free from any material defects or deficiencies and (iv) suitable for the conduct of the business of the Company and its Subsidiaries in all material respects as presently conducted.

(d)          Since the Reference Date, the Company has not received any written notice from (i) any insurance company of any defects or inadequacies in any Real Property or any part thereof which could materially and adversely affect the insurability of such Real Property or the premiums for the insurance thereof or (ii) any insurance company which has issued a policy with respect to any portion of any Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(e)          There is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding affecting any Real Property or any portion thereof, and the Company has no knowledge that any such action is currently contemplated. There are no pending or, to the knowledge of the Company, threatened special assessments or improvements or activities of any public or quasi-public body either in process or completed which may give rise to any special assessment against any Real Property.

3.19        Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Liens and defects in title that, individually or in the aggregate, are not and would not reasonably be expected to have a Company Material Adverse Effect.

3.20        Intellectual Property.

(a)          The Company has delivered or made available to Parent a complete and accurate list of the Company Intellectual Property Rights that are (i) Patents and (ii) all other material registered Company Intellectual Property Rights (“Company Registered IP”). To the knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries has any claims against the Company or any of its Subsidiaries for remuneration of service inventions. All inventor's bonus including those under the German Employee Inventors Act or similar Applicable Laws have been duly paid. To the knowledge of the Company, the Company and its Subsidiaries have exercised all of its rights with respect to service inventions and have in particular expressly claimed all service inventions to the extent an express claim declaration is or was at the time required under Applicable Law.

(b)          To the knowledge of the Company, there are no information, materials, facts or circumstances that would render any material Company Registered IP invalid or unenforceable. With respect to each material item of Company Registered IP: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; (ii) it is currently in compliance with all formal legal requirements with respect such Company Registered IP, and (iii) it is not subject to any overdue maintenance fees or taxes with respect such Company Registered IP.

(c)          The Company or one of its Subsidiaries holds exclusive ownership of all material Company Intellectual Property Rights. To the knowledge of the Company, the Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property Rights, free and clear of all Liens other than Permitted Liens. No Governmental Authority, educational institution or research center has any claim or right in or to any material Company Intellectual Property Rights.

(d)          To the knowledge of the Company, neither the development, manufacturing, marketing, sale, offer for sale, exportation, distribution, and/or use by the Company and its Subsidiaries of any Company Products nor the operation of the business of the Company and its Subsidiaries infringes or misappropriates any Intellectual Property Right of any third Person.

(e)          The Company and each of its Subsidiaries have acted in good faith in a reasonable and prudent manner with respect to the protection and preservation of the confidentiality of the material Trade Secrets that are Company Intellectual Property Rights.

(f)          No claims are pending by the Company or any of its Subsidiaries against a third Person alleging that such Person infringes, misappropriates or otherwise violates any Company Intellectual Property Rights.

(g)          There is not, and has not been during the three (3) years prior to the date hereof, any Legal Proceeding made, conducted or brought by a third Person that has been served upon or, to the Company’s knowledge, filed with respect to any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third Person.

(h)          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not, as a result of any Contract to which the Company or any of its Subsidiaries is a party, trigger (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Patents that are Company Intellectual Property Rights, or (ii) the Company or any of its Subsidiaries being bound by, or subject to, any non-competition, exclusivity or other material restriction on the operation or scope of their respective businesses that in each case would reasonably be expected to give rise to a Company Material Adverse Effect.

(i)          The Company and its Subsidiaries exercise ordinary and reasonable care in connection with the use of Public Software. The Company and its Subsidiaries are in compliance in all material respects with all Public Software, except where any such noncompliance would not reasonably be expected to give rise to a Company Material Adverse Effect.

(j)          Neither the Company nor its Subsidiaries have entered into any patent licenses (exclusive or non-exclusive) or cross-licenses with any third Person. Neither the Company nor any of its Subsidiaries has received notice or is aware of non-renewal from any sole source supplier or licensor of material Intellectual Property Rights or Technology of any third Person that would reasonably be expected to give rise to a Company Material Adverse Effect.

(k)          Neither the Company nor any of its Subsidiaries has committed, agreed or become obligated to license any Company Intellectual Property Rights to any third Person as a result of any participation in an industry association, standard setting organization, or other similar body.

3.21       Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have all policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, title, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, in each case in a form and amount which the Company believes is adequate for the operation of its business and reasonable and prudent in light of the risks faced in its business. All such insurance policies are in full force and effect, no written notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.22       Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director, but not including any wholly owned Subsidiary of the Company) thereof or any stockholder that beneficially owns 5% or more of the Shares, on the other hand.

3.23       Brokers. Except for Greenhill & Co. LLC, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger).

3.24       Anti-Bribery and Export Compliance.

(a)          Since March 31, 2010, neither the Company nor any of its Subsidiaries has and, to the knowledge of the Company, no partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly: made or offered any payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or otherwise conducted any transaction, transfer or business in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, the Unfair Competition Law of the People’s Republic of China, the European Union Anti-Corruption Act, the Act of Combating International Bribery, those provisions of the Criminal Code of the People’s Republic of China and the German Criminal Code concerning bribery- and corruption-related offenses, or any other applicable anti-corruption or anti-money laundering Law (collectively, “Anti-Corruption Laws”), except, in the case of actions taken by any Person other than the Company or any of its Subsidiaries, as would not, individually or in the aggregate, result in a material Liability to the Company and its Subsidiaries taken as a whole. Since March 31, 2010, neither the Company nor any of its Subsidiaries has received any written notice of any governmental or internal investigation or inquiry or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any Anti-Corruption Law.

(b)          The Company and its Subsidiaries are and since March 31, 2010 have been in compliance in all material respects with all export control and import control Applicable Laws, including those administered by the European Union, U.S. Department of Commerce, U.S. Customs and Border Protection, and the U.S. Department of State, and with all applicable economic sanctions, including those administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), and the U.S. Department of Commerce. Neither the Company nor any Subsidiary nor any officer or director of the Company, nor any agent acting on behalf of the Company is designated or is owned or controlled by any person designated on any restricted party list of any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List. Other than routine audits by Governmental Authorities, since March 31, 2010 neither the Company nor any of its Subsidiaries has received any written notice of any governmental or internal investigation, audit or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any export, import or economic sanctions Applicable Law.

3.25       Environmental Matters.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or, to the knowledge of the Company, were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company, its Subsidiaries or their agents.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since March 31, 2010 the Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance with all applicable

Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not, to the knowledge of the Company, resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since March 31, 2010 the Company and its Subsidiaries have complied with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the Company’s knowledge, no circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d)          No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)          To the Company’s knowledge, there is no fact or circumstance that could reasonably be expected to result in any Liability under an Environmental Law which would reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any Contract that would reasonably be expected to require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries.

(f)          The Company has delivered to Parent all environmental reports in its possession relating to Hazardous Materials that require investigative, corrective, or remedial action by the Company or any Subsidiary. The Company and its Subsidiaries have complied with all property transfer laws, including the ISRA and the CTA.

3.26       Indebtedness. Section 3.26 of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness which is material to the Company and its Subsidiaries outstanding as of the date of this Agreement, other than Indebtedness reflected in the Balance Sheet or otherwise included in the SEC Reports.

3.27       No Other Representations. Except for the representations and warranties of the Company expressly set forth in this Agreement, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, and Parent and Merger Sub have not relied on, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, and (b) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1         Organization and Good Standing.

(a)          Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b)          Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Parent is the sole record stockholder of Merger Sub.

4.2         Authorization and Enforceability.

(a)          Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger).

(b)          This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3         Required Governmental Consents. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and other applicable Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

4.4         No Conflicts. The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or, (ii) assuming compliance with the matters referred to in Section 4.3, violate or conflict with any Applicable Law or Order, except in the case of this clause (ii) for such violations or conflicts which would not reasonably be expected to have a Parent Material Adverse Effect.

4.5         No “Interested Stockholder” Status. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL. As of the date of this Agreement, (i) except as disclosed in the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement, none of Parent, Merger Sub or their respective Subsidiaries owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and (ii) none of Parent, Merger Sub or their respective Subsidiaries holds any rights to acquire directly or indirectly any shares of capital stock of the Company except pursuant to this Agreement.

4.6         No Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. Neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

4.7         Financing.

(a)          Parent has delivered to the Company a complete and accurate copy of an executed commitment letter of even date herewith, and the executed fee letter related thereto of even date herewith (except that the fee amounts, pricing caps and other economic terms, none of which adversely affect the amount, conditionality, availability or termination of the Financing, set forth therein may be redacted), together with any related engagement letters, exhibits, schedules, annexes, supplements, term sheets and other agreements, in each case from Barclays Bank PLC (collectively, the “Commitment Letter”), pursuant to which the agents, arrangers, managers, lenders and other entities party thereto (together with their respective affiliates and their respective affiliates' officers, directors, employees, controlling persons, agents and Representatives and their respective successors and assigns, the “Financing Sources”) has/have committed to provide, subject to the terms and conditions set forth therein, debt financing for the Merger and other transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Financing”). Any reference in this Agreement to (i) “Commitment Letter” will include such documents as amended or modified in compliance with the provisions of Section 7.3, and (ii) the “Financing” will include the financing contemplated by the Commitment Letter as amended or modified in compliance with the provisions of Section 7.3. As of the date of this Agreement, Parent has fully paid, or caused to be fully paid, any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Commitment Letter on or prior to the date of this Agreement. The Commitment Letter, in the form so delivered to the Company, is in full force and effect as of the date hereof, and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations.

(b)          The aggregate proceeds contemplated by the Commitment Letter are sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Commitment Letter) to enable Parent, together with cash on hand at Parent and its Subsidiaries, to (i) consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement, (ii) pay all of the Merger Consideration payable in respect of Shares in the Merger pursuant to this Agreement, (iii) pay all amounts payable in respect of Company Options pursuant to this Agreement, (iv) pay all liabilities and other obligations of the Company contemplated to be funded by Parent by this Agreement, and (v) pay all related fees and expenses associated with the transactions contemplated by this Agreement or the Commitment Letter to be incurred by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates and required to be paid at the Closing by such party.

(c)          As of the date of this Agreement, (i) the Commitment Letter has not been amended or modified (and no such amendment or modification is contemplated except in connection with any amendments or modifications to effectuate any “market flex” terms contained in the Commitment Letter provided as of the date hereof), and (ii) the respective commitments set forth in the Commitment Letter have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). Except as set forth in the Commitment Letter, there are no side letters or other agreements, contracts or arrangements to which Parent or Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Commitment Letter, or otherwise result in any portion of the Financing contemplated thereby to be unavailable. There are no conditions precedent related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter in the form so delivered to the Company. Assuming the accuracy of the representations and warranties set forth in

Article III and the performance by the Company and its Subsidiaries of the covenants contained in this Agreement, in each case such that the conditions set forth in Section 2.2 would be satisfied, as of the date hereof Parent has no reason to believe that any term or condition to the Financing set forth in the Commitment Letter will not be fully satisfied on a timely basis or that the Financing will not be available to Parent and Merger Sub at the Closing, including any reason to believe that any of the Financing Sources will not perform their respective funding obligations under the Commitment Letter in accordance with their respective terms and conditions.

4.8         Acknowledgment by Parent and Merger Sub.

(a)          Neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties of the Company expressly set forth in this Agreement. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and its Affiliates, stockholders and Representatives in connection with the Merger and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1         Conduct of Company Business. Except as expressly required by this Agreement or Applicable Law, as set forth in Section 5.1 of the Company Disclosure Letter or as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and each of its Subsidiaries shall (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws, and (b) use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact its business and operations, (ii) keep available the services of its directors, officers and employees and (iii) preserve its current relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2         Restrictions on Company Operations. Except as expressly required or permitted by this Agreement, as required by Applicable Law, as set forth in Section 5.2 of the Company Disclosure Letter or as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit its Subsidiaries to:

(a)          amend its certificate of incorporation or bylaws or comparable organizational documents;

(b)          issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Shares pursuant to Company Options outstanding prior to the date hereto;

(c)          acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(d)          other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one or more of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);

(f)          (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt and short-term borrowings under the Company’s or any Subsidiary’s existing credit arrangements (including any refinancing of any existing credit arrangements at expiration thereof on substantially similar or more favorable terms) incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g)          except as expressly required by this Agreement or as may be required by Applicable Law or the terms of any Employee Plan or Contract in effect on the date hereof, take any of the following actions: (A) enter into, adopt, amend (including acceleration of vesting (other than with respect to Company Options pursuant to Section 1.4(c))), or modify in any respect or terminate any Employee Plan, (B) increase in any manner the compensation or fringe benefits of any director, officer, consultant, independent contractor or employee, other than increases in compensation made in the ordinary course of business consistent with past practice that do not exceed 3.0% of their base compensation as of the date hereof, (C) pay any special bonus or special remuneration to any director, officer, consultant, independent contractor or employee, or (D) pay any benefit not required by or made pursuant to any Employee Plan or other arrangement in effect as of the date hereof;

(h)          make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(i)          acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for (i) the sale of Company Products or grants of licenses to Intellectual Property Rights in the ordinary course of business consistent with past practice, (ii) purchases of assets used in the manufacture of the Company’s Products or the conduct of its business, in each case in the ordinary course of business consistent with past practice and (iii) dispositions of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice;

(j)          except as may be required by Applicable Law or GAAP, make any change in any of the accounting principles or practices used by it;

(k)          except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

(l)          (i) make or change any material Tax election, (ii) file any amended income Tax Return, or any other amended Tax Return that would materially increase the Taxes payable by the Company or its Subsidiaries, (iii) settle or compromise any material Liability for Taxes, or (iv) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or (v) fail to pay any material Taxes as they become due and payable (including estimated taxes), except to the extent such Taxes are contested in good faith and adequate reserves have been established for such Taxes in accordance with GAAP;

(m)          (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) other than to replace existing leases that are expiring and cannot be renewed and such new lease has a term not to exceed two years and is otherwise on substantially the same terms as the expiring lease, (ii) modify, amend or exercise any right to renew any lease or sublease of real property, other than renewals of expiring leases having a term of no more than two years or (iii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, Lien (other than a Permitted Lien) or charge affecting any real property or any part thereof;

(n)          (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein or (ii) make any capital expenditure (or series of related capital expenditures) in excess of the Company’s capital expenditure budget for periods following the date of this Agreement as set forth on Schedule 5.2(n);

(o)          enter into, renew, amend in any material respect or terminate any Material Contract, or grant any release or relinquishment of any material rights under any Material Contract in each case (subject to the obligations and other prohibitions set forth in Sections 5.1 and 5.2) other than in the ordinary course of business consistent with past practice;

(p)          settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that would be material to the Company and its Subsidiaries taken as a whole; or

(q)          enter into a Contract or otherwise commit to do any of the foregoing.

5.3         No Control. Notwithstanding the foregoing, nothing in this Article V is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

NON-SOLICITATION OF ACQUISITION PROPOSALS

6.1         Termination of Discussions. Upon execution and delivery of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction, and shall terminate all access granted to any such Third Party to any physical or electronic data room (subject to the Company’s right to subsequently provide access to any such physical or electronic data room but solely to the extent permitted by Section 6.2(b)). The Company shall promptly request that all confidential information that has been delivered, provided or furnished by or on behalf of the Company, as the case may be, within the two-year period prior to the date hereof (whether or not pursuant to a binding confidentiality, non-disclosure or other similar agreement) in connection with any consideration, discussions or negotiations regarding a potential Acquisition Proposal or Acquisition Transaction be returned or destroyed.

6.2         Non-Solicitation.

(a)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not authorize or permit any of its Subsidiaries to (and shall not authorize or permit any Representatives of the Company or any of its Subsidiaries to), directly or indirectly:

(i)          solicit, initiate, knowingly encourage, knowingly facilitate or knowingly induce the making, submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction; or

(ii)         furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party, in each case in connection with an Acquisition Proposal or Acquisition Transaction, or take any other action intended to assist or facilitate the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction; or

(iii)        participate or engage in discussions or negotiations with any Third Party regarding an Acquisition Proposal or Acquisition Transaction; or

(iv)        terminate, amend or waive or fail to enforce any rights under any “standstill” or other similar Contract between it or any of its Subsidiaries and any Third Party; or

(v)         waive the applicability of Section 203 of the DGCL or any other Takeover Statute, or any portion thereof, to any Third Party; or

(vi)        approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction; or

(vii)       except for an Acceptable Confidentiality Agreement contemplated by Section 6.2(b), execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Proposal or Acquisition Transaction; or

(viii)      propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal or Acquisition Transaction.

(b)          Notwithstanding the foregoing provisions of Section 6.2(a), at any time prior to obtaining the Requisite Stockholder Approval, the Company Board may, directly or indirectly through any Representative, (x) engage or participate in discussions or negotiations with any Third Party (and its Representatives) that has made a written Acquisition Proposal after the date of this Agreement and that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to any Third Party (and its Representatives) that has made a written Acquisition Proposal after the date of this Agreement and that the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, provided that, in the case of any action taken pursuant to the foregoing clauses (x) or (y):

(i)          such Acquisition Proposal did not result from or arise out of a breach of any provisions of Section 6.2(a), and the Person from whom such party received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) that resulted from or arose out of a breach of any provisions of Section 6.2(a);

(ii)         the Company Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties;

(iii)        the Company shall promptly give Parent written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy of all written materials comprising or relating thereto) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person pursuant to this Section 6.2(b);

(iv)        either the Company is already a party to an Acceptable Confidentiality Agreement with such Third Party or the Company enters into an Acceptable Confidentiality Agreement with such Third Party; and

(v)         contemporaneously with furnishing any non-public information to such Third Party (and/or its Representatives), the Company furnishes or makes available such non-public information to Parent (to the extent such information has not been previously furnished to Parent).

(c)          The Company hereby acknowledges and agrees that any violation of the restrictions set forth in this Section 6.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

6.3         Notice and Information.

(a)          The Company shall notify Parent promptly (and in any event within 24 hours) upon becoming aware of (directly or indirectly) (i) any Acquisition Proposal received by the Company or its Representatives, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal received by the Company or its Representatives, or (iii) any inquiry made to the Company or its Representatives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(b)          The Company shall keep Parent reasonably informed on a reasonably current basis of the status and material details (including all amendments or proposed amendments, whether or not in writing) of any such Acquisition Proposal, request or inquiry, and promptly (and in any event within 24 hours) provide Parent with copies of all written documents, requests or inquiries relating to any Acquisition Proposal (including the financing thereof) exchanged between the Company or any of its Representatives, on the one hand, and the Person making the Acquisition Proposal, request or inquiry (or such Person’s Affiliates or Representatives), on the other hand. In addition to the foregoing, the Company shall provide Parent with at least 24 hours prior notice (or such other lesser prior notice as is provided to directors generally) of any meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction it has received (either directly or through any of its Representatives).

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

7.1         Company Stockholder Approval.

(a)          Proxy Statement and Other SEC Filings.

(i)          Promptly, and in no event later than twenty (20) Business Days, following the date of this Agreement, the Company will prepare (with Parent’s reasonable cooperation to the extent required) and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholders Meeting. Subject to Section 7.1(c), the Company shall include the Company Board Recommendation in the Proxy Statement.

(ii)         If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by the Company in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholders Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company or its Affiliates for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iii)        If Parent, Merger Sub or any of their respective Affiliates is/are required to file any document with the SEC in connection with the Merger or the Company Stockholders Meeting pursuant to Applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub shall, and shall cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub shall cause, and shall cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without providing the Company and its counsel, to the extent practicable, a reasonable opportunity to review and comment thereon, which comments shall be considered by Parent, Merger Sub or their respective Affiliates in good faith. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholders Meeting, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company or its Affiliates for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)        Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholders Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by Applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(v)         The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without providing the other, to the extent practicable, a reasonable opportunity to review and comment on such written communication, which comments shall be considered by the filing party in good faith.

(vi)        The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (A) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, (B) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, or (C) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(vii)       Subject to Applicable Law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable (and in no event later than five (5) Business Days following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement).

(b)          Stockholder Meeting.

(i)          The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders as promptly as reasonably practicable following the date of this Agreement (and in any event within thirty-five (35) days after the mailing of the Proxy Statement) for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law (the “Company Stockholders Meeting”). Once established, the Company shall not change the record date for the Company Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as required by Applicable Law. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholders Meeting if (A) there are not holders of a sufficient number of Shares present or represented by proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting, (B) the Company is required to postpone or adjourn the Company Stockholders Meeting by Applicable Law, order or a request from the SEC or its staff, or (C) the Company Board (or any committee thereof) has determined in good faith (after consultation with outside legal counsel and Parent) that it is necessary or appropriate to postpone or adjourn the Company Stockholders Meeting, including in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board Recommendation Change); provided, however, that the Company Board may not delay the Company Stockholders

Meeting pursuant to this clause (C) on more than one (1) occasion and for a period of more than ten (10) Business Days.

(ii)         The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholders Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it.

(c)         Board Recommendation.

(i)          Subject to the provisions of this Section 7.1(c), (A) the Company Board shall (x) recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) fail to make, withdraw, amend, modify or qualify the Company Board Recommendation in a manner that is adverse to Parent, or publicly propose to withhold, withdraw, amend, modify or qualify the Company Board Recommendation in a manner that is adverse to Parent, (2) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction other than the Merger, (3) fail to publicly reaffirm the Company Board Recommendation within three (3) Business Days after Parent so requests in writing in good faith, (4) fail to include the Company Board Recommendation in the Proxy Statement or (5) fail to publicly recommend against any Acquisition Proposal or Acquisition Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal or Acquisition Transaction (the actions or inactions referred to in the preceding clauses (1), (2), (3), (4) and (5) being referred to herein as a “Company Board Recommendation Change”).

(ii)         Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change at any time prior to obtaining the Requisite Stockholder Approval in the event that:

(A)         the Company Board has received a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 6.2(b);

(B)         such Acquisition Proposal did not result from or arise out of a breach of any provisions of Section 6.2(a), and the Person from whom such party received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) that resulted from or arose out of a breach of any provisions of Section 6.2(a);

(C)         the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal (which determination and any public announcement thereof shall not constitute a Company Board Recommendation Change);

(D)         prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days’ notice of its intention to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(ii) (the “Notice Period”) (which notice shall include the most current version of the proposed definitive agreement (which shall be marked to show changes to this Agreement) and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal);

(E)         if requested by Parent, during the Notice Period, the Company shall have met and negotiated in good faith with Parent regarding modifications to the terms and conditions of this Agreement so that such Superior Proposal ceases to be a Superior Proposal;

(F)         prior to the end of the Notice Period, Parent shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by the Company, would form a binding contract, that the Company Board determines (after consultation with its financial advisor and its outside legal counsel) is at least as favorable to the Company Stockholders as such Superior Proposal (it being understood that (x) any material revision to the terms of a Superior Proposal, including, any revision in price, shall require a new notice pursuant to clause (C) above, (y) the Notice Period shall be extended, if applicable, to the extent necessary to ensure that at least three (3) Business Days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision and (z)  there may be multiple extensions of the Notice Period); and

(G)         the Company Board determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by Parent pursuant to clause (E) above), that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties.

(iii)        Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event at any time prior to obtaining the Requisite Stockholder Approval in the event that the Company Board determines (after consultation with its outside legal counsel) that the failure to effect a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties; provided that, prior to effecting a Company Board Recommendation Change pursuant to this Section 7.1(c)(iii), the Company Board shall have given Parent at least five (5) Business Days’ notice of its intention to effect a Company Board Recommendation Change pursuant to this Section 7.1(c)(iii) (which notice shall include the reason (in reasonable detail) for such Company Board Recommendation Change) and, if requested by Parent, the Company shall have met and negotiated in good faith with Parent regarding modifications to the terms and conditions of this Agreement so that the Company Board no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties.

(iv)        Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act or any other Applicable Law; provided, however, that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; provided, further, for avoidance of doubt, that it shall not constitute a Company Board Recommendation Change for the Company Board to make a “stop, look and listen” communication pursuant to Rule 14d9-f.

7.2         Regulatory Approvals.

(a)          Filings and Cooperation. As soon as reasonably practicable following the execution and delivery of this Agreement, or as mutually agreed by antitrust counsel of each party, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required or advisable by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions that are required under all other applicable Antitrust Laws. Each of Parent and the Company shall (a) cooperate and coordinate with the other in the making of such filings, (b) supply the other with any information that may be required in order to effectuate such filings, and (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Parent reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding the Merger or any other the transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Notwithstanding anything contained in this Section 7.2(a), Parent shall have primary responsibility for scheduling and conducting any meeting with any Governmental Authority, coordinating and making any applications and filings with, and resolving any investigation or other inquiry of, any agency or other Governmental Authority, obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b)          Remedies. In furtherance and not in limitation of the provisions of Section 7.2(a), if and to the extent necessary to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, each of Parent and Merger Sub (and their respective Affiliates, if applicable) and the Company and its Subsidiaries will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, any restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided that, neither Parent nor Merger Sub (nor their respective Affiliates, if applicable) or the Company and its Subsidiaries shall be required to sell, divest, license or otherwise dispose of any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Parent or Merger Sub (or their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand (collectively, “Remedial Actions”); provided, further, that if any Governmental Authority shall recommend, request or require any Remedial Action, Parent shall control all aspects of such Remedial Action unless otherwise prohibited by Applicable Law, including, for the avoidance of doubt, if such Remedial Action involves the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries as long as any such Remedial Action with respect to the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries is only effective upon, and subject to, consummation of the Merger.

(c)          Additional Actions. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, unless the Company otherwise consents, Parent and Merger Sub will not, and will not permit any of their Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) prevent the consummation of the Merger.

7.3         Financing.

(a)          No Amendments to Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letter if such amendment, modification or waiver would, or could reasonably be expected to, (i) reduce the aggregate amount of the Financing unless Parent or Merger Sub may draw upon an available revolving credit facility to fund an amount equal to such reduction, (ii) impose new or additional conditions or other terms (except in connection with any “market flex” terms contained in the Commitment Letter provided as of the date hereof) to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) materially delay, prevent or materially impede the consummation of the Merger, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any material respect, (iii) materially and adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letter or the definitive agreements with respect thereto or (iv) prevent, impede or materially delay the consummation of the Financing. In addition to the foregoing, Parent and Merger Sub shall not release or consent to the termination of the Commitment Letter or of any individual lender under the Commitment Letter, except for (x) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Financing under the Commitment Letter, or (y) replacements of the Commitment Letter with alternative financing commitments pursuant to Section 7.3(b).

(b)          Financing and Alternate Financing. Each of Parent and Merger Sub shall use its reasonable best efforts (taking into account the expected timing of the Marketing Period) to arrange the Financing and obtain the financing contemplated thereby on the terms and conditions (including, to the extent required, the full exercise of any flex provisions) set forth in the Commitment Letter, including (i) maintaining in full force and effect the Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) complying with its obligations under the Commitment Letter, (iii) negotiating, executing and delivering definitive agreements with respect to the Financing contemplated by the Commitment Letter on the terms and conditions (including the flex provisions) contemplated by the Commitment Letter, (iv) satisfying (or, if deemed advisable by Parent, seeking the waiver of) on a timely basis all conditions and covenants to funding that are applicable to Parent and Merger Sub in the Commitment Letter and the definitive agreements with respect to the Financing contemplated by the Commitment Letter that are within their control, (v) enforcing its rights under the Commitment Letter and (vi) consummating the Financing at or prior to the Closing. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letter as and when they become due. In furtherance and not in limitation of the foregoing, in the event that any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) set forth in the Commitment Letter, Parent shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those set forth in the Commitment Letter (including any “flex” provisions contained in the related fee letter) and in an amount at least equal to the Financing or such unavailable portion thereof, as the case may be (the “Alternate Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Financing (the “New Commitment Letter”), which New Commitment Letter will replace the existing Commitment Letter in whole or in part. Parent shall promptly provide the Company with a copy of any New Commitment Letter (and any fee letter in connection therewith (except that the fee amounts, pricing caps and other economic terms, none of which would adversely affect the amount, conditionality, availability or termination of the Alternate Financing to be funded at the Closing, set forth therein may be redacted)). In the event that any New Commitment Letter is obtained, (A) any reference in this Agreement to the “Commitment Letter” will be deemed to include the Commitment Letter to the extent not superseded by a New Commitment Letter at the time in question and any New Commitment Letter to the extent then in effect, and (B) any reference in this Agreement to the “Financing” means the financing contemplated by the Commitment Letter as modified pursuant to the foregoing subclause (A). Notwithstanding the foregoing, neither this Section 7.3(b) nor any other provision herein shall be construed to require Parent or any of its Affiliates to commence or prosecute any action, litigation, claims, arbitration or other proceeding, at law or in equity, against any other parties to the Commitment Letter in order to consummate the Financing. Parent and Merger Sub will not, and will not permit any of their Affiliates to, agree to take any action outside of the ordinary course of business consistent with past practice that would reasonably be expected to materially interfere with their ability to obtain the Financing.

(c)          Information. Parent shall (i) keep the Company reasonably informed on a reasonably current basis of the status of its efforts to arrange the Financing or any applicable Alternate Financing and (ii) promptly (but in any event within three (3) Business Days) provide the Company with copies of all executed amendments, modifications or replacements of the Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein) or definitive agreements related to the Financing (except that any fee amounts, pricing caps and other economic terms, none of which would adversely affect the amount, conditionality, availability or termination of the Financing to be funded at the Closing, set forth therein may be redacted). Without limiting the generality of the foregoing, Parent and Merger Sub shall promptly notify the Company (A) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Commitment Letter or definitive agreements related to the Financing that becomes known to Parent’s chief executive officer, chief financial officer or general counsel, (B) of the receipt by Parent or Merger Sub of any notice or communication from any Financing Source with respect to any breach, default, termination or repudiation, or threat thereof, by any party to the Commitment Letter or any definitive agreements related to the Financing of any provisions of the Commitment Letter or such definitive agreements and (C) if for any reason Parent or Merger Sub at any time believes it will not be able to obtain all or any material portion of the Financing on substantially the terms, in substantially the manner or from the sources contemplated by the Commitment Letter. All non-public or other confidential information provided to the Company or its Affiliates or any of their respective Representatives pursuant to this Agreement will be kept confidential to the extent and in accordance with the terms of the Confidentiality Agreement.

(d)          No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

(e)          Company Support.

(i)          The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the Representatives of the Company and its Subsidiaries to, provide to Parent and Merger Sub, at Parent’s expense, such cooperation in connection with the Financing as may be reasonably requested by Parent, including:

(A)         reasonably assisting (and causing senior management and other Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries to participate) in the preparation for and participation in meetings and calls, drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions), sessions with prospective lenders, investors and ratings agencies, and assisting Parent in obtaining ratings as contemplated by the Financing and otherwise reasonably cooperating with the marketing efforts for any Financing, including, without limitation, direct contact between senior management and other Representatives of the Company and its Subsidiaries, on the one hand, and the actual or prospective lenders, investors and ratings agencies and their respective Representatives, on the other hand;

(B)         reasonably assisting Parent and the Financing Sources in the preparation of (i) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar marketing documents for any of the Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information regarding the Company and its Subsidiaries to prospective lenders and identifying any portion of such information that constitutes material, non-public information regarding the Company or its Subsidiaries or their respective securities; and (ii) customary materials for rating agency presentations;

(C)         cooperating with Parent to obtain customary corporate and facilities ratings;

(D)         as promptly as reasonably practical and within the time periods required by the Commitment Letter (i) furnishing Parent’s financing sources (including the Financing Sources) and their respective Representatives with the Required Information and any other information reasonably requested or necessary in connection with the arrangement of the Financing and/or the Alternate Financing and providing such pertinent financial and other customary information (including assistance with preparing projections, financial estimates, forecasts and other forward-looking information for the Company and its Subsidiaries) as Parent, Merger Sub or the Financing Sources shall reasonably request in order to consummate the Financing and (ii) informing Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board shall have actual knowledge of any facts as a result of which a restatement of any financial statements for such financial statements to comply with GAAP is probable;

(E)         providing appropriate representations in connection with the preparation of financial statements and other financial data of the Company and its Subsidiaries and obtaining accountants’ consents and customary comfort letters (including customary “negative assurance”) in connection with the use of the Company’s financial statements in offering documents, prospectuses, Current Reports on Form 8-K and other documents to be filed with the SEC, if necessary;

(F)         using reasonable best efforts to assist Parent in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary or reasonably required by Parent’s financing sources (including the Financing Sources) to be included in any offering documents;

(G)         using reasonable best efforts to provide monthly financial statements in the form currently prepared by the Company as soon as reasonably practicable after the same become available after the end of each month prior to the Closing;

(H)         executing and delivering as of (but not before) the Closing any pledge and security documents, other definitive financing documents (including any hedging agreements), or other certificates, legal opinions or documents (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters regarding the Company and its Subsidiaries) as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral (including (x) cooperation in connection with the pay-off of existing Indebtedness at the Closing (including delivering notices of prepayment within the time periods required by the relevant agreements governing such Indebtedness and obtaining customary payoff letters) and the release of related Liens and termination of security interests, (y) cooperation in connection with Parent’s efforts to obtain environmental assessments and title insurance), and (z) using commercially reasonable efforts to procure, if reasonably requested, customary (e.g., local counsel) legal opinions);

(I)         taking all actions reasonably necessary to (x) permit the Financing Sources to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures related thereto for the purpose of establishing collateral arrangements and (y) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing;

(J)         assisting Parent to obtain waivers, consents, estoppels, non-disturbance agreements and approvals from other parties to material leases, encumbrances and Contracts relating to the Company and its Subsidiaries (including by arranging discussions among Parent, the Company and the Financing Sources and their respective Representatives with other parties to such material leases, encumbrances and Contracts);

(K)         taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (i) permit the consummation of the Financing (including, to the fullest extent permitted by Applicable Law, distributing the proceeds of the Financing, if any, obtained by the Company or any of its Subsidiaries as directed by Parent), and (ii)

cause the direct borrowing or incurrence of all of the proceeds of the Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time, if applicable;

(L)         providing at least five (5) Business Days prior to the Closing Date all documentation and other information as is reasonably requested in writing by Parent at least ten (10) days prior to the Closing Date that is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act; and

(M)         ensuring that there will not be any competing issues of debt securities or commercial bank or other credit facilities of the Company or any of its Subsidiaries (other than the Financing) being offered, placed, or arranged that would materially impair the offering or syndication of the Financing.

(ii)         Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other similar fee or enter into any definitive agreement or incur any liability or obligation in connection with the Financing (or in any Alternate Financing) prior to the Effective Time, (B) take any action under this Section 7.3 that would unreasonably interfere with the business or operations of the Company or its Subsidiaries, (C) waive or amend any terms of this Agreement in a manner that would have an adverse effect on the Company or any of its Subsidiaries, (D) enter into any definitive agreement the effectiveness of which is not conditioned on the Merger being consummated, (E) give any indemnities the effectiveness of which are not conditioned on the Merger being consummated, (F) provide any information the disclosure of which is prohibited or restricted by any Applicable Law or (G) take any action that will violate any Applicable Laws. In addition, no action, liability or obligation of the Company, any of its Subsidiaries, or any of their respective Representatives pursuant to any certificate, agreement, document or instrument relating to the Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Agreement will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 7.3(e)(i) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative or (B) the members of the Company Board as of the date hereof to approve any financing or Contracts related thereto prior to the Effective Time.

(f)          Use of Logos. The Company hereby consents to the use of all logos of the Company and its Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger. Parent and Merger Sub hereby acknowledge that the use of such logos shall in no way diminish, waive, transfer or relinquish any rights the Company or its Subsidiaries may have in such logos.

(g)          Updates to Required Information. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the officers, employees, advisors and other representatives of the Company and its Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is Compliant; provided that the Company shall use its reasonable best efforts to update any such information required to be updated pursuant to clause (iii) of the definition of “Compliant” prior to the time that the Marketing Period, once commenced, shall be deemed not to have commenced pursuant to clause (y)(iii) of the last sentence of the definition thereof. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under Section 7.3(e) and this Section 7.3(g) at any time, and from time to time and on multiple occasions, between the date hereof and the Closing. The Company agrees to file all reports on Form 10-K, Form 10-Q and Form 8-K, including financial information required pursuant to Item 9.01 thereof, in each case, required to be filed by the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries, which Parent reasonably determines (and Company does not unreasonably object) to include in a customary offering memorandum for the Financing, then, upon the Company’s review of and reasonable satisfaction with such filing, the Company shall file such Current Report on Form 8-K.

(h)          Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that, notwithstanding any other provision in this Agreement, the Confidentiality Agreement or any other agreement, Parent and Merger Sub will be permitted to disclose such information to any financing source (including the Financing Sources) and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary. Parent shall be responsible for all breaches of the provisions of the Confidentiality Agreement by any Person provided non-public or confidential information by Parent or Merger Sub pursuant to the preceding sentence.

(i)          Company Reimbursement and Indemnification.

(i)          Upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable out-of-pocket legal fees and expenses) (other than costs that Company and/or any of its Subsidiaries incur in the ordinary course of business (e.g., reports required to be filed with the SEC pursuant to the Exchange Act)) incurred by the Company and/or any of its Subsidiaries in connection with the cooperation contemplated by Section 7.3(e) and Section 7.3(g).

(ii)         Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective Representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including reasonable out-of-pocket legal fees and expenses), awards, judgments and penalties suffered or incurred by them in connection with providing the support and cooperation contemplated by Section 7.3(e) and Section 7.3(g) and any information utilized in connection therewith (other than information provided by the Company or any of the Company’s Subsidiaries or their Representatives in all instances specifically for use therein, or to the extent such losses, damages, claims, costs or expenses result from the bad faith, gross negligence, willful misconduct, material breach of this Agreement, fraud or intentional misrepresentation of the Company, any of its Subsidiaries or their respective Representatives).

7.4         Efforts to Close. In furtherance and not in limitation of the other covenants and agreements set forth in this Agreement, including Sections 7.2 and 7.3, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled, (ii) obtain all necessary consents, approvals, orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods under the HSR Act and all other applicable Antitrust Laws, (iii) obtain all other necessary consents, waivers, approvals, orders and authorizations from Governmental Authorities and make all registrations, declarations and filings with Governmental Authorities, and (iv) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger).

7.5         Access to the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its Representatives reasonable access, during normal business hours and after reasonable advance notice, to all assets, properties, books and records and personnel of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any Applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents would be in violation of the HSR Act, Sherman Act, or any applicable non-U.S. antitrust or competition laws; (iii) counsel to

Parent and the Company mutually and reasonably agree that access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (iv) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; provided that the Company shall use commercially reasonable efforts to obtain the consent of such third Person to such Contract (or use reasonable best efforts to provide an alternative means of access to such Contract that would minimize the likelihood of any such violation, default or termination if requested by Parent) and shall identify such Contract to Parent and provide to Parent the text of the provision of such Contract that would trigger such violation, default, or right of termination or acceleration; or (v) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 7.5 shall be construed to require the Company, or any of its Subsidiaries or any of their respective Representatives, to prepare any reports, analyses, appraisals, opinions or other information that is not prepared in the ordinary course of its business. Any investigation conducted pursuant to the access contemplated by this Section 7.5 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.5. All requests for access pursuant to this Section 7.5 must be directed to the chief financial officer of the Company, or another person designated in writing by the Company.

7.6         Notice of Breach.

(a)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly notify Parent in the event that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate in any material respect, or in the event that the Company has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement.

(b)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall promptly notify the Company in the event that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or in the event that Parent or Merger Sub has failed to comply with or satisfy in any material respect any covenant or obligation to be complied with or satisfied by it under this Agreement.

7.7         Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated January 22,

2016 (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

7.8         Public Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent. Thereafter, the Company (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, shall use their respective reasonable best efforts to consult with the other parties to this Agreement before (a) participating in any media interviews, (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons, or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, and shall not engage in the foregoing without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except that neither Parent nor the Company will be obligated to obtain such consent with respect to communications that are (i) required by Applicable Law or any stock exchange rule or listing agreement, (ii) principally directed to employees, suppliers, customers, partners or vendors and consistent with the communications plan previously agreed by Parent and the Company or (iii) related to or in connection with any disputes between the Company, on the one hand, and Parent, Merger Sub, the Financing Sources, or their respective Affiliates, on the other hand, relating to this Agreement.

7.9         Transaction Litigation Prior to the Effective Time, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened against the Company or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 7.9, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, this Section 7.9 shall not apply to any litigation (including Transaction Litigation) between the Company and its Affiliates, on the one hand, and Parent, Merger Sub and their Affiliates, on the other hand.

7.10       Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the Merger and all other transactions contemplated by this Agreement, and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Merger and other transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.11       Directors and Officers Exculpation, Indemnification and Insurance.

(a)          Existing Agreements and Protections. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time (or with respect to any claim outstanding on the sixth anniversary of the Effective Time, until the resolution of such claim), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by Applicable Law.

(b)          Indemnification. Without limiting the generality of the provisions of Section 7.11(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time (or with respect to any claim outstanding on the sixth anniversary of the Effective Time, until the resolution of such claim), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, managing director, employee, representative or agent of the Company or any of its Subsidiaries or other Affiliates occurring prior to or at the Effective Time, or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 7.11(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) the Indemnified Persons, collectively, shall be entitled to retain one counsel, except that that any Indemnified Person who has an actual conflict of interest with one or more other Indemnified Persons shall be entitled to retain his or her own counsel, in each case, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay the reasonable fees and expenses of such counsel retained by the Indemnified Persons pursuant to the foregoing clause (ii) promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.11(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c)          Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.11(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided, further, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder in lieu of all other obligations of the Surviving Corporation (and Parent) under the first sentence of this Section 7.11(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d)          Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 7.11.

(e)          No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 7.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and assigns)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and assigns). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and assigns) are intended to be third party beneficiaries of this Section 7.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) (and their heirs and assigns)) under this Section 7.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(f)          Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.11 is not prior to or in substitution for any such claims under such policies.

7.12       Employee Matters.

(a)          Acknowledgment of Change of Control. Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b)          Existing Agreements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time and/or the terms of this Agreement (including Section 1.4 with respect to Company Options), provided, however, that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by this Agreement or Applicable Law.

(c)          Continuation of Company Plans. As of the Effective Time, Parent shall (and Parent shall cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to) employ the employees of the Company and its Subsidiaries who are employed as of immediately prior to the Effective Time. Except as otherwise required by Applicable Law, for a period of one (1) year following the Effective Time (or, if earlier, the date of termination of employment of the relevant Continuing Employee), Parent shall (and Parent shall cause its Subsidiaries to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans (other than equity based benefits) as of immediately prior to the date of this Agreement (other than equity-based plans)

(together, the “Company Plans”) at benefit levels that are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement under such Employee Plans immediately prior to the Effective Time, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide compensation and employee benefits (other than equity based benefits) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate to such Continuing Employee than the compensation and employee benefits (other than equity based benefits) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation and employee benefits (other than equity based benefits) that, taken as a whole, are no less favorable in the aggregate to each Continuing Employee than the compensation and employee benefits (other than equity based benefits) provided to such Continuing Employee under the Employee Plans immediately prior to the Effective Time.

(d)          Service Credit; Etc. To the extent that a Company Plan or Comparable Plan or other employee benefit plan is made available to any Continuing Employee on or following the Effective Time, Parent shall (and Parent shall cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries (and their respective predecessors) prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits or was not credited for the same purpose with respect to such Continuing Employee under the analogous Employee Plan immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Employee Plan, Company Plan or Comparable Plan in which such Continuing Employee participates or participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, death or disability benefits to any Continuing Employee, Parent shall (and Parent shall cause its Subsidiaries to) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent satisfied by or waived for such person under an analogous Old Plan immediately prior to the Closing Date, and Parent shall (and Parent shall cause its Subsidiaries to) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Old Plan. Any vacation or paid time off accrued but unused by a

Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture that were not applicable as of the Effective Time.

(e)          401(k) Plan. Unless Parent provides written notice to the Company at least 30 days prior to the Closing Date that such 401(k) plan(s) shall not be terminated, the Company shall terminate any and all 401(k) plans maintained by the Company or any of its Subsidiaries effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”). If such termination is required pursuant to the preceding sentence, the Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to prompt review and approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed). The Company shall also take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request, provided that no such action shall commit the Company to any position or consequence that is effective prior to the 401(k) Termination Date. As soon as practicable after the Effective Time, Parent will (or will cause the Successor Corporation to) cause the assets of the terminated Company 401(k) Plan(s) to be disbursed in full satisfaction of the participants’ account balances thereunder, provided that, as part of the termination and liquidation process, all participants who are Continuing Employees shall be permitted to transfer (directly or indirectly) their Company 401(k) Plan account balances (including any participant loans) to a new or existing 401(k) Plan of Parent or any of its Subsidiaries (either by way of a trustee-to-trustee transfer or a direct or indirect rollover). Parent shall cause the Surviving Corporation and the applicable plan trustee(s) to take such actions as are required or appropriate in order to complete the plan termination process as expeditiously as practicable and in order to avoid adverse consequences to any Continuing Employees.

(f)          No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.12 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 7.12, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

7.13       Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

7.14       Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

7.15       Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Shares from Nasdaq and from the FSE and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until or after the Effective Time.

7.16       Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and their respective boards of directors shall promptly grant such approvals and take such lawful actions as are necessary so that the Merger and/or such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on the Merger and such other transactions.

ARTICLE VIII
TERMINATION OF AGREEMENT

8.1         Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided herein), only as follows:

(a)          by mutual written agreement of Parent and the Company; or

(b)          by either Parent or the Company if the Effective Time shall not have occurred on or before March 16, 2017 (the “Termination Date”); provided, however, if, upon such date, all conditions set forth in Section 2.2(a) and Section 2.2(b) (other than (i) those conditions that by their terms or nature are to be satisfied at the Closing and (ii) the conditions set forth in Section 2.2(a)(ii), Section 2.2(a)(iii) or Section 2.2(b)(iv) (but solely, in the case of Section 2.2(a)(iii) and Section 2.2(b)(iv), to the extent the matter giving rise to the failure of such condition to be satisfied is related to Antitrust Laws)) have been satisfied or waived, then, at the election of either the Company or Parent, the Termination Date shall be extended for three (3) months, and such later date shall thereafter be deemed the Termination Date for all purposes under this Agreement; provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(c)          by either Parent or the Company if the Company Stockholders Meeting shall have been held and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d)          by either Parent or the Company if any Governmental Authority shall have (i)

enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the consummation of the Merger illegal in any jurisdiction material to the businesses of Parent, the Company and their respective Subsidiaries, taken as a whole, or which has the effect of prohibiting the consummation of the Merger in any such jurisdiction, or (ii) issued or granted any Order that has the effect of making the Merger permanently illegal in any jurisdiction material to the businesses of Parent, the Company and their respective Subsidiaries, taken as a whole, or which has the effect of permanently prohibiting the consummation of the Merger in any such jurisdiction and such Order shall have become final and nonappealable; or

(e)          by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(c)(i) or Section 2.2(c)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (B) Parent or Merger Sub ceasing or failing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Parent or Merger Sub is cured within such thirty (30) calendar day period), and provided, further, the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representation, warranty or covenant contained in this Agreement; or

(f)          by the Company in the event that (i) all of the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Parent and Merger Sub have failed to consummate the Merger at the Closing pursuant to Section 2.1, (iii) the Company has irrevocably notified Parent in writing that (A) the Company is ready, willing and able to consummate the Merger, and (B) all conditions set forth in Section 2.2(c) have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 2.2(c), (iv) the Company has given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(f) if Parent and Merger Sub fail to consummate the Merger, and (v) Parent and Merger Sub fail to consummate the Merger on the later of the expiration of such three (3) Business Day period and the date set forth in the foregoing notice; or

(g)          by the Company in order to enter into a definitive agreement to consummate a Superior Proposal, provided that (i) the Company has effected, or would be entitled to effect, a

Company Board Recommendation Change with respect to such Superior Proposal pursuant to Section 7.1(c)(ii) (including compliance with the Notice Period), and (ii) immediately prior (and as a condition) to the termination of this Agreement, the Company tenders to Parent (and pays to Parent if Parent agrees to accept such payment) the Company Termination Fee payable pursuant to Section 8.4(a)(ii); or

(h)          by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) until the earlier to occur of (A) thirty (30) calendar days after delivery of written notice from the Parent to the Company of such breach or inaccuracy, as applicable or (B) the Company ceasing to exercise and continuing not to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent and Merger Sub may not terminate this Agreement pursuant to this Section 8.1(h) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); and provided, further, Parent may not terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of any representation, warranty or covenant contained in this Agreement; or

(i)          by Parent in the event that a Triggering Event shall have occurred with respect to the other party hereto, whether promptly after the Triggering Event giving rise to either party’s right to terminate this Agreement pursuant to this Section 8.1(i) or at any time thereafter.

8.2         Notice of Termination. A party terminating this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 8.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice.

8.3         Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.3(h), Section 7.3(i), Section 7.7, Section 7.8, this Section 8.3, Section 8.4 and Article IX, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any fraud committed in connection with this Agreement or any of the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms.

8.4           Termination Fees.

(a)          Company Termination Fees.

(i)          In the event that (A) this Agreement is validly terminated pursuant to Sections 8.1(c) or 8.1(h)(i), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Company Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction that was not publicly announced or known prior to the execution of this Agreement is publicly announced or shall become publicly known and not withdrawn, and (C) within nine (9) months following the termination of this Agreement pursuant to Sections 8.1(c) or 8.1(h)(i), a Competing Acquisition Transaction is consummated or the Company enters into a definitive Contract to consummate such Competing Acquisition Transaction and a Competing Acquisition Transaction is subsequently consummated, then within one Business Day after consummation of such Competing Acquisition Transaction, the Company shall pay to Parent (or its designee) a fee equal to $25,500,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii)         In the event that this Agreement is validly terminated pursuant to Section 8.1(g), then as a condition to such termination of this Agreement, the Company shall tender to Parent (and pay to Parent if Parent agrees to accept such payment) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)        In the event that this Agreement is validly terminated pursuant to Section 8.1(i) (or after a Triggering Event occurs and prior to receipt of the Requisite Stockholder Approval, this Agreement thereby becomes terminable pursuant to Section 8.1(i) as a result, Parent terminates this Agreement for another reason), then within one (1) Business Day after demand by Parent, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent (it being understood and hereby agreed that the failure to terminate this Agreement pursuant to Section 8.1(i) promptly following a Triggering Event shall not prejudice or otherwise limit or impair such party’s ability to terminate this Agreement pursuant to Section 8.1(i) at any subsequent point in time prior to receipt of the Requisite Stockholder Approval and collect the fee contemplated by this Section 8.4(a)(iii))).

(iv)        The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b)          Parent Termination Fee.

(i)          In the event that this Agreement is terminated pursuant to Section 8.1(f), then within one (1) Business Day after such termination by the Company, Parent shall pay to the Company a fee equal to $65,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(ii)         In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 8.1(b) or Section 8.1(d), and in each case upon the date of such termination pursuant to Section 8.1(b) or Section 8.1(d) (A) all conditions set forth in Section 2.2(a) and Section 2.2(b) (other than (i) those conditions that by their terms or nature are to be satisfied at the Closing and (ii) the conditions set forth in Sections 2.2(a)(ii), 2.2(a)(iii) or 2.2(b)(iv) (but solely, in the case of Sections 2.2(a)(iii) and 2.2(b)(iv), to the extent the matter giving rise to the failure of such condition to be satisfied is related to Antitrust Laws)) have been satisfied or waived and (B) Parent is not entitled to terminate this Agreement pursuant to Section 8.1(h) or Section 8.1(i), then within one (1) Business Day after such termination by the Company or Parent, Parent shall pay to the Company the Parent Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(iii)        The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)          Recovery. Parent, Merger Sub and the Company hereby acknowledge and agree that the covenants set forth in this Section 8.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 8.4(a) or Parent fails to promptly pay any amounts due pursuant to Section 8.4(b) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.4(a) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.4(b) or any portion thereof, as applicable, the Company will pay to Parent or Parent will pay to the Company, as the case may be, its out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

(d)          Acknowledgement. Each of the parties acknowledges and agrees that (i) the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.4(a) or

Section 8.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.4, the parties would not have entered into this Agreement.

ARTICLE IX
GENERAL PROVISIONS

9.1         Certain Interpretations.

(a)          The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b)          Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c)          Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d)          As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e)          Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(f)          When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g)          Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at Intralinks at least one day prior to the execution and delivery of this Agreement.

(h)          The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i)          All capitalized terms used but not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement. The representations and warranties of the Company are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the section of the Company Disclosure Letter that relates to such section or in any other section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section. The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. All attachments to the Company Disclosure Letter are incorporated by reference into the Company Disclosure Letter in which they are directly or indirectly referenced. The information contained in the Company Disclosure Letter is in all events provided subject to and on the terms of the Confidentiality Agreement as though it were Evaluation Material (as such term is defined therein) thereunder.

9.2         Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of the Company Stockholders without such approval; and provided, further, however, that this Section 9.2 and Sections 9.3, 9.4, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Financing Source without the prior written consent of such Financing Source.

9.3         Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; and provided, further, however, that this Section 9.3 and Sections 9.2, 9.4, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Financing Source without the prior written consent of such Financing Source. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.

9.4           Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement (a) from and after the Effective Time, (i) in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation; (ii) to any other Person; or (iii) to any Financing Source pursuant to the terms of the

Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing; or (b) to any of its Affiliates; provided, that in the case of clause (a)(iii) or (b), Parent and Merger Sub remain liable for their obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.5         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or e-mail to the parties at the following addresses, telecopy numbers or e-mail addresses (or at such other address, telecopy numbers or e-mail address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, CA 95054

Attention: General Counsel

Telecopy No.: 408-764-4928

Email: bret.dimarco@coherent.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Mike Ringler and Denny Kwon

Telecopy No.: 415-947-2099

Email: mringler@wsgr.com; dkwon@wsgr.com

(b)	if to the Company (prior to the Closing), to:

Rofin-Sinar Technologies Inc.

40984 Concept Drive

Plymouth, MI 48170

Attention: Chief Executive Officer

Telecopy No.: +49-(0)40-7 33 63 4100

Email: t.merk@rofin.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

666 Fifth Avenue

New York, New York 10103

Attention: Sheldon G. Nussbaum and Roy L. Goldman

Telecopy No.: 212-318-3400

Email: sheldon.nussbaum@nortonrosefulbright.com; roy.goldman@nortonrosefullbright.com

9.6           Non-Survival of Representations, Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time.

9.7           Expenses. Subject to Section 7.3(i) and Section 8.4(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

9.8           Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Voting Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.9           Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.11, (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration and holders of Company Options to receive the consideration (whether in cash or Parent Options) set forth in Article I and (c) each Financing Source shall be an express third party beneficiary with respect to Sections 9.2, 9.3, 9.4, 9.10, 9.11, 9.12, 9.13 and 9.14 and this Section 9.9. Notwithstanding anything herein to the contrary, no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

9.10       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11       Remedies.

(a)          Generally. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)          Remedies of Parent and Merger Sub.

(i)          Specific Performance. The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, in the event of any breach of threatened breach by the Company of any of its obligations hereunder, Parent and Merger Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 9.13 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Parent from, in the alternative, seeking to terminate the Agreement and collect the Company Termination Fee pursuant to Section 8.4(a); provided, however, that in no event shall Parent be (i) permitted to pursue an injunction, specific performance or other equitable relief or any other remedies under this Agreement or available at law or equity following the payment of the Company Termination Fee or (ii) permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by this Section 9.11(b) and any money damages (including all or any portion of the Company Termination Fee).

(ii)         Termination and Company Termination Fee. Parent shall, in lieu of specific performance, be entitled to (A) terminate this Agreement in accordance with Section 8.1 and (B) payment of the Company Termination Fee if and when payable pursuant to Section 8.4(a).

(iii)        Monetary Damages. In no event shall (A) Parent, Merger Sub or any of their respective Affiliates or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent or Merger Sub), members, managers, general or limited partners, stockholders and assignees of each of Parent and Merger Sub and their respective Affiliates (the foregoing in clauses (A) and (B) collectively, the “Parent Related Parties”) have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from the Company or any Company Related Party under this Agreement other than the right of Parent and Merger Sub to payment of the Company Termination Fee as set forth in Section 8.4(a). For the avoidance of doubt, in the event this Agreement is terminated in accordance with Section 8.1, the Company Termination Fee (if payable pursuant to Section 8.4(a)) represents the maximum aggregate Liability of the Company and any other Company Related Party under this Agreement and the transactions and other agreements contemplated hereby.

(c)          Remedies of the Company.

(i)          Specific Performance (Pre-Closing Covenants). The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, in the event of any breach of threatened breach by Parent or Merger Sub of any of their respective obligations hereunder, and other than as it relates to the right to consummate the Merger (which are governed by the provisions of Section 9.11(c)(ii)), the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Merger Sub in the courts described in Section 9.13 and to enforce specifically the terms and provisions hereof.

(ii)         Specific Performance (Closing). The parties hereto hereby agree that irreparable injury would occur in the event that any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages (notwithstanding the termination fees contemplated hereby). Accordingly, the parties hereto acknowledge and hereby agree that, prior to a valid termination of this Agreement pursuant to Section 8.1, the Company shall be entitled to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to consummate the Merger only in the event that each of the following conditions has been satisfied: (A) the conditions set forth in Section 2.2(a) and Section 2.2(b) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) at the time the Closing would have occurred but for the failure of the Parent to fund the portion of the aggregate Merger Consideration not contemplated to be funded from the Financing, (B) the Financing has been funded in accordance with the terms thereof or the Financing Sources have confirmed in writing that it will be funded in accordance with the terms thereof at the Closing, (C) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.1 to occur and (D) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Financing is funded, then it will take such actions that are required of it by this Agreement to cause the Closing to occur. In no event shall the Company be entitled to enforce specifically Parent’s obligation to cause the Merger to be consummated if the Financing has not been funded (or Parent has confirmed in writing to the Company that it will not be funded). In no event shall the Company be entitled to specifically enforce the terms of this Agreement other than solely under the specific circumstances and as specifically set forth in Section 9.11(c)(i) and this Section 9.11(c)(ii). For the avoidance of doubt, in no event shall the Company be entitled to a remedy of specific performance or other equitable remedies against any Financing Source. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Agreement and collect the Parent Termination Fee pursuant to Section 8.4(b); provided that in no event shall the Company be (i) permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under this Agreement or available at law or equity following the payment of the Parent Termination Fee or (ii) permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by this Section 9.11(c) and any money damages (including all or any portion of the Parent Termination Fee).

(iii)        Termination and Parent Termination Fee. The Company shall, in lieu of specific performance, be entitled to (A) terminate this Agreement in accordance with Section 8.1 and (B) payment of the Parent Termination Fee if and when payable pursuant to Section 8.4(b).

(iv)        Monetary Damages. In no event shall (A) the Company, its Subsidiaries and each of their respective Affiliates or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (foregoing in clauses (A) and (B) collectively, the “Company Related Parties”) have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Parent, Merger Sub or any other Parent Related Party other than the right of the Company to payment of the Parent Termination Fee as set forth in Section 8.4(b). For the avoidance of doubt, in the event this Agreement is terminated in accordance with Section 8.1, the Parent Termination Fee (if payable pursuant to Section 8.4(b)) represents the maximum aggregate Liability of Parent, Merger Sub, and any other Parent Related Party under this Agreement and the transactions and other agreements contemplated hereby. In addition, and notwithstanding anything in this Agreement to the contrary, the Company hereby (A) agrees that no Company Related Party shall have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from any Financing Source and (B) waives any and all claims against the Financing Sources (and agrees not to bring any claim or cause of action) and hereby agrees that in no event shall the Financing Sources have any liability or obligation to the Company or any Company Related Party relating to or arising out of this Agreement, the Financing, the Commitment Letter or the transactions contemplated hereby; provided that, notwithstanding the foregoing, nothing in this Section 9.11(c)(iv) shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Financing Sources set forth under the Commitment Letter. In addition to the rights of Parent and Merger Sub hereunder, Parent and Merger Sub shall be entitled, at Parent and Merger Sub’s sole election, to settle any claims arising from or relating to this Agreement by agreeing to consummate the Merger in accordance with the terms of this Agreement.

(d)          Acknowledgement Regarding Available Remedies. Solely to the extent that the right of specific performance is explicitly available under the terms of this Section 9.11, the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Solely to the extent that the right of specific performance is explicitly available under the terms of this Section 9.11, the parties hereto acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.13 without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, none of the Company, Parent or Merger Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief expressly applicable under this Section 9.11 on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(e)          Sole Remedy. The parties hereto acknowledge and agree that, except as otherwise provided in clause (b) of the first sentence of Section 8.3, the remedies provided for in this Section 9.11 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted by Applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party, the Parent Related Parties or the Company Related Parties, as the case may be, arising under or based upon any Applicable Law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

(f)          Extension of Termination Date. Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any party initiates a Legal Proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days, or (B) such other time period established by the court presiding over such Legal Proceeding.

9.12         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles. Notwithstanding anything to the contrary contained herein, claims and actions that are based upon, arise out of, or relate to the Financing or involve the Financing Sources (each of which is hereby intended to be an express third party beneficiary of this Section 9.12) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

9.13         Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.13 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Notwithstanding the foregoing, none of the parties hereto, any of their respective Affiliates, any Company Related Party or any Parent Related Party will bring, or support, any action, cause of action, claim, cross-claim, counterclaim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the

Financing or the performance thereof or the transactions contemplated thereby, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) the United States District Court for the Southern District of New York.

9.14         WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF (INCLUDING WITHOUT LIMITATION, THE FINANCING AND COMMITMENT LETTER).

9.15         Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

COHERENT, INC.

By:/s/ John Ambroseo
Name: John Ambroseo
Title: President and Chief Executive Officer

REMBRANDT MERGER SUB CORP.

By:/s/ John Ambroseo
Name: John Ambroseo
Title: President

ROFIN-SINAR TECHNOLOGIES INC.

By:/s/ Thomas Merk
Name: Thomas Merk
Title: President and Chief Executive Officer

/s/ Peter Wirth Name: Peter Wirth
Title: Chairman

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following terms are defined in the Section referenced opposite such terms:

Defined Term	Section Reference
Agreement	Preamble
Alternate Financing	7.3(b)
Assets	3.19
Capitalization Date	3.5(a)
Capitalization Representation	2.2(b)(ii)(B)
Certificate of Merger	1.1
Certificates	2.3(c)
Closing	2.1(a)
Closing Date	2.1(a)
Closing Ready Date	2.1(b)
Collective Agreements	3.17(a)
Commitment Letter	4.7(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	7.1(c)
Company Board Recommendation Change	7.1(c)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Plans	7.12(c)
Company Registered IP	3.20(a)
Company Related Parties	9.11(c)(iv)
Company Securities	3.5(c)
Company Stockholders	Recitals
Company Stockholders Meeting	7.1(b)(i)
Company Termination Fee	8.4(a)(i)
Comparable Plans	7.12(c)
Confidentiality Agreement	7.7
Consent	3.3
Copyrights	Intellectual Property Rights definition
D&O Insurance	7.11(c)
Delaware Secretary of State	1.1
Dissenting Shares	1.4(b)(ii)
Domain Names	Intellectual Property Rights definition

Effect	Company Material Adverse Effect definition
Effective Time	1.1
Enforceability Limitations	3.2(b)
Financing	4.7(a)
Financing Sources	4.7(a)
FSE	3.3
Fundamental Representations	2.2(b)(ii)(A)
Indemnified Persons	7.11(a)
Labor Organization	3.17(a)
Leases	3.18(b)
Leased Real Property	3.18(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
New Commitment Letters	7.3(b)
New Plans	7.12(d)
Notice Period	7.1(c)(ii)(C)
Old Plans	7.12(d)
Other Required Company Filing	7.1(a)(ii)
Other Required Parent Filing	7.1(a)(iii)
Owned Real Property	3.18(a)
Owned Shares	1.4(b)(ii)
Parent	Preamble
Parent Common Stock	1.4(c)(i)
Parent Option	1.4(c)(i)
Parent Related Parties	9.11(b)(iii)
Parent Termination Fee	8.4(b)(i)
Patents	Intellectual Property Rights definition
Payment Agent	2.3(a)
Payment Fund	2.3(b)
Permits	3.13
Proxy Statement	7.1(a)(i)
Real Property	3.18(b)
Reference Date	3.7(a)
Remedial Actions	7.2(b)
Requisite Stockholder Approval	3.2(f)
SEC Reports	3.7(a)
Shares	Recitals
Special Committee	Recitals
Subsidiary Securities	3.6(d)
Surviving Corporation	1.1
Takeover Statute	3.2(d)

Termination Date	8.1(b)
Trade Secrets	Intellectual Property Rights definition
Trademarks	Intellectual Property Rights definition
Uncertificated Shares	2.3(c)
Voting Agreements	Recitals

In addition, for all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal), or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential and such confidentiality provisions are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Third Party, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Third Party pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Third Party of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) that account for more than twenty percent (20%) of the Company’s consolidated assets, or from which more than twenty percent (20%) of the Company’s consolidated revenues or net income are derived (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Third Party” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the States of California or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other governmental action to close.

“China ROHS” means China’s Administrative Measures on the Control of Pollution Caused by Electronic Information Products, as amended and all implementing laws and regulations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Incentive Plan” means the 1996 Non-Employee Directors’ Stock Plan, 2002 Equity Incentive Plan, 2007 Incentive Stock Plan, and the 2015 Incentive Stock Plan.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect directly or indirectly resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i)	general economic, regulatory, business or political conditions in the United States or any other country or region in the world (or changes therein);

(ii)	conditions in the industries in which the Company or any of its Subsidiaries conduct business;

(iii)	changes in Applicable Law or GAAP or the interpretations thereof;

(iv)	acts of war, terrorism or sabotage or any escalation or worsening of acts of war or terrorism;

(v)	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)	the public announcement or pendency of this Agreement, the Merger or any other transactions contemplated by this Agreement, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, stockholders, lenders, employees or regulators (including without limitation, any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees);

(vii)	any failure by the Company to meet published analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, and or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(viii)	any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration unless otherwise prohibited by this definition of “Company Material Adverse Effect”);

(ix)	any action taken that is required by the terms of this Agreement or taken at the written request of Parent or with the prior written consent or approval of Parent;

(x)	any Legal Proceedings made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

(xi)	the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation, or any changes, events or occurrences in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes or general financial or capital market conditions, including interest rates, or changes therein;

(except, in the case of each of clauses (i) through (v) above, to the extent that such Effect has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries operate).

“Company Options” means any issued and outstanding options (including commitments to grant options approved by the Company Board or authorized committee of the Company Board prior to the date hereof) to purchase Shares granted under or pursuant to a Company Equity Incentive Plan.

“Company Products” means any and all products and services currently marketed, sold, licensed, provided or distributed by the Company or its Subsidiaries.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” shall be references to “50%.”

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not materially misleading under the circumstances, (ii) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt securities of Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise would not be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company and its Subsidiaries’ applicable independent accountants to issue comfort letters to the financing sources providing the Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period.

“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries)

immediately following the Effective Time.

“Contract” means any legally binding contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement.

“CTA” means the Connecticut Transfer Act, Conn. Gen. Stat. Sections 22a-134 et seq. as amended, including all implementing laws and regulations.

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (including such as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, jubilee payments, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or arrangements (whether or not in writing whether of an individual or collective nature and including commitments based on works custom) maintained or contributed to for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material Liability.

“Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which relate to pollution or the environment or prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the WEEE Directive, the RoHS Directive, and China ROHS all as amended at any time.

“Environmental Permit” means any permit required under Environmental Laws for the conduct of the business and the ownership of the assets of the Company and its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Material” is any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so called e waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” means any of the following Liabilities or obligations: (i) indebtedness for borrowed money; (ii) Liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) Liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) Liabilities related to the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business; (v) Liabilities pursuant to capitalized leases; (vi) Liabilities pursuant to conditional sale or other title retention agreements; (vii) Liabilities with respect to vendor advances or any other advances; (viii) net Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (ix) indebtedness of the types described in clauses (i) through (viii) above of others guaranteed by the Company or any of its Subsidiaries or secured by any lien or security interest on the assets of the Company or any of its Subsidiaries, including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with any of the foregoing.

“Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, “Patents”); (ii) rights in all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore (collectively, “Trade Secrets”); (iii) all rights in works of authorship, copyrights (registered or otherwise), copyright registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv)  all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (v) rights in domain names and applications and registrations therefore (collectively, “Domain Names”); and (vi) any similar, corresponding or equivalent rights to any of the foregoing.

“International Employee Plan” shall mean each Employee Plan whether of an individual or collective nature and including commitments based on works custom that has been adopted or maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any material Liability, maintained primarily with respect to current or former employees, consultants or independent contractors or directors of the Company or any of its Subsidiaries, who are or were located outside the United States.

“Intervening Event” shall mean any event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not actually known by the Company Board or reasonably foreseeable as of or prior to the date hereof and does not relate, directly or indirectly, to any Acquisition Proposal or Acquisition Transaction.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13: 1K-6 et seq.as amended, including all implementing laws and regulations.

“knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the individuals listed in Section A of the Company Disclosure Letter.

“Legal Proceeding” means any lawsuit, litigation, arbitration or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private) by or before any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance (not including licenses to Intellectual Property Rights), claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security (other than restrictions on transfer under Applicable Law) or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Marketing Period” shall mean the first period of 21 consecutive calendar days after the date hereof (i) throughout and at the end of which Parent shall have the Required Information and the Required Information is Compliant (it being understood that if the Company shall in good faith reasonably believe that it has provided the Required Information and the Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes the Required Information was delivered), in which case the Company shall be deemed to have delivered the Required Information unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information or the Required Information is not Compliant and, within five (5) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant) and (ii) with respect to the Marketing Period as it applies to Section 2.1 of this Agreement, throughout and at the end of which the conditions set forth in Section 2.2(a) and Section 2.2(b) (other than those conditions that by their nature can only be satisfied at Closing) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 2.2(a) and Section 2.2(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 21 consecutive calendar day period; provided that such 21 consecutive calendar day period shall (i) exclude the period from July 1, 2016 through and including July 4, 2016 and from November 23, 2016 through and including November 27, 2016 and either conclude on or prior to August 19, 2016 or commence no earlier than September 6, 2016 and on or prior to December 23, 2016 or commence no earlier than January 3, 2017. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the 21 consecutive calendar day period described above if the Financing is consummated on such earlier date; and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 21 consecutive calendar day period: (i) the Company’s independent accountant shall have withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period shall not be deemed to commence unless, at the earliest, and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to Parent; (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or any such restatement is under active consideration, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; (iii) any Required Information would not be Compliant at any time during such 21 consecutive calendar day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such 21 consecutive calendar day period, then the Marketing Period shall be deemed not to have occurred) or otherwise does not include the “Required Information” as defined; or (iv) the Company shall have failed to file any report or other document required to be filed with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed.

“Material Contract” means any of the following:

(i)          any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (other than those agreements and arrangements described in Item 601(b)(10)(iii));

(ii)         any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract that is not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing annual obligations of $250,000 or more as of the date of this Agreement (other than those pursuant to which severance is required by Applicable Law);

(iii)        any Contract containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less; or (2) are not material to the Company and its Subsidiaries, taken as a whole;

(iv)        any Contract (A) relating to a transaction involving the disposition or acquisition of (1) assets whose value, in each case, is in excess of $500,000, other than purchase orders entered into in the ordinary course of business or (2) any assets constituting a material business or business line by the Company or any of its Subsidiaries after the date of this Agreement, in each case other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(v)         any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $1,500,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vi)        any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Options);

(vii)       any Contract providing for indemnification of any officer, director or employee by the Company;

(viii)      any Contract that is a settlement agreement that imposes material obligations on the Company or any of its Subsidiaries after the date of this Agreement;

(ix)         any Leases to the extent material to the Company and its Subsidiaries, taken as a whole; and

(x)          any Contract that involves a joint venture, limited liability company or partnership with any third Person that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Nasdaq” means the Nasdaq Global Select Market.

“Option Exchange Ratio” means the quotient obtained by dividing (x) the Merger Consideration by (y) the Parent Trading Price, rounded to the nearest 0.00001 (with amounts between 0.000005 and 0.0000099 rounded up); provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time, then the Option Exchange Ratio shall be adjusted to the extent appropriate.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to consummate the Merger prior to the Termination Date and to fully perform its covenants and other obligations under this Agreement.

“Parent Trading Price” means the volume weighted average closing sale price of one share of Parent Common Stock as reported on Nasdaq for the ten (10) consecutive trading days ending on the date that is two (2) trading days immediately preceding the Closing Date (as adjusted as appropriate to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time).

“Permitted Liens” means (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company, (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate, (iv) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business consistent with past practice, (v) Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (vi) any interest or title of a lessor or sublessor, as lessor or sublessor, under any lease and any precautionary uniform commercial code financing statements filed under any lease, (vii) easements, encroachments, set-backs, covenants, conditions and restrictions of title which are not material in character, amount or extent and which do not individually or in the aggregate materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby and (viii) zoning, building codes and other laws regulating the use or occupancy of the Real Property or the activities conducted thereon.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Public Software” means any software that licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Reference Date” means March 31, 2013.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that, in each case, are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Required Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries that is required under the Commitment Letter or any New Commitment Letter or is reasonably required in a prospectus, offering memorandum or private placement memorandum in connection with the Financing or any Alternate Financing or as may otherwise be necessary, proper or advisable to consummate the Financing or the Alternate Financing, including, without limitation, of the type that would be required by Regulation S-X, Regulation S-K or otherwise under the Securities Act to be included in a registration statement on Form S-1 of the Company or Parent for a registered public offering of debt securities, but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act and subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such information shall not be required to include financial statements or information required by Rules 3-10 or 3-16 of Regulation S-X, Compensation and Discussion Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum, or (ii) such other financial or other information as otherwise reasonably required in connection with the Financing or the Alternate Financing or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Company’s independent accountants (which “comfort” letters such accountants shall have confirmed they are prepared to issue at the times contemplated by the terms of the Financing or the Alternate Financing subject to the completion by such accountants of customary procedures relating thereto), it being understood and agreed that such information shall not include pro forma financial information or projections, which shall be the responsibility of Parent (without waiver of the obligations of the Company under Section 7.3).

“RoHS Directive” shall mean the European Directive 2011/65/EU on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and all implementing laws and regulations.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any written Acquisition Proposal made by a Third Party after the date of this Agreement that (i) was not solicited in violation of Section 6.2(a) and (ii) the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including the financial, legal, regulatory and other aspects of such Acquisition Proposal) is more favorable from a financial point of view to the Company Stockholders than the transactions contemplated by this Agreement and is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Third Party making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “twenty percent (20%)” or “eighty percent (80%) in the definition of “Acquisition Transaction” will be deemed to be references to “50%.

“Tax” means any and all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, assessments and similar governmental charges, duties, impositions and liabilities, in each case in the nature of a tax, including real estate transfer taxes, social security contributions, taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes.

“Technology” means all tangible embodiments of Intellectual Property Rights, including the following: any technology, information, know how, works of authorship, trade secrets, ideas, improvements, discoveries, inventions (whether or not patented or patentable), proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, show how, techniques, design rules, algorithms, routines, models, plans, methodologies, software, firmware, and computer programs.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Triggering Event” shall mean, and shall be deemed to have occurred with respect to the Company if, prior to the Effective Time, any of the following shall have occurred with respect to the Company:

(i)          the Company shall have breached the terms of Section 6.1, Section 6.2, Section 6.3 or Section 7.1 in any material respect (whether or not resulting in the receipt of an Acquisition Proposal);

(ii)         a Company Board Recommendation Change shall have occurred; or

(iii)        except for an Acceptable Confidentiality Agreement, the Company shall have entered into a letter of intent, memorandum of understanding or other Contract accepting any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal).

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

“WEEE Directive” shall mean the European Directive 2012/19/EU on waste electrical and electronic equipment, and all implementing laws and regulations.

[Remainder of Page Intentionally Left Blank]

EXHIBIT A

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2016 by and among [●], a Delaware corporation (“Parent”), and the undersigned stockholders (each, a “Stockholder” and collectively, the “Stockholders”) of [●], a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, [●], a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which all outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be cancelled and converted into the right to receive cash in an amount equal to [●] ($[●]) per share in cash, without interest (the “Merger Consideration”).

WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner (as defined below) of the securities of the Company, including Shares and/or options to purchase Shares (including any Company Options) and/or any other rights to purchase Shares (collectively, the “Company Securities”) as is indicated on the signature page of this Agreement.

WHEREAS, in consideration of the execution of the Merger Agreement by Parent and Merger Sub, each Stockholder (in such Stockholder’s capacity as such) is hereby agreeing to vote the Shares (as defined below) in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Certain Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)          “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any Contract. A “Beneficial Owner” is a Person who Beneficially Owns securities.

(b)          “Covered Shares” shall mean, with respect to each Stockholder, (i) all Company Securities Beneficially Owned by such Stockholder as of the date hereof, and (ii) all additional Company Securities, including any Shares issuable upon the exercise of any options and/or other rights to purchase Shares, of which such Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(c)          “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

(d)          A Person shall be deemed to have effected a “Transfer” of a Covered Share if such Person, whether by operation of law or otherwise, directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, gifts over or disposes of such Covered Share or any interest in such Covered Share, or (ii) enters into a Contract providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of, gift over of or disposition of such Covered Share or any interest therein, provided, for the avoidance of doubt “Transfer” does not include granting a proxy or voting or consent instructions with respect to any matter other than those specified in Section 3(a)(i), (ii) or (iii) below.

2.           Transfer of Covered Shares.

(a)          Transfer Restrictions.  Prior to the Expiration Date, each Stockholder shall not Transfer or cause or permit any Transfer of any of such Stockholder’s Covered Shares other than to Merger Sub (or Parent on Merger Sub’s behalf) pursuant to the Merger. Notwithstanding the forgoing, (i) if Stockholder is an individual, then Stockholder may Transfer the Covered Shares (A) to Stockholder’s family or trusts established for the benefit of members of Stockholder’s family or (B) by surrendering Shares issuable upon exercise of a Company Option either to pay the exercise price upon the exercise of such Company Option or to satisfy the Stockholder’s tax withholding obligation upon the exercise of such Company Option, in each case as permitted by any Company Equity Incentive Plan and (ii) if Stockholder is a corporation, then Stockholder may Transfer the Covered Shares to Stockholder’s Affiliates provided that, as a condition to such transfer, the transferee of such shares agrees in writing to be bound by the terms hereof.

(b)          Transfer of Voting Rights.  Prior to the Expiration Date, each Stockholder shall not deposit, or permit the deposit of, any of such Stockholder’s Covered Shares in a voting trust, grant, or permit the granting of, any proxy or power of attorney in respect of any of such Stockholder’s Covered Shares, or enter into any voting or similar Contract the terms and conditions of which are inconsistent with the obligations of such Stockholder under this Agreement with respect to any of such Stockholder’s Covered Shares.

3.           Agreement to Vote Covered Shares.

(a)          At every meeting of the stockholders of the Company (including the Company Stockholders Meeting) called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, in each case prior to the

Expiration Date, each Stockholder shall, or shall cause the holder of record on any applicable record date to, vote or provide a consent with respect to, all of such Stockholder’s Covered Shares that are outstanding and entitled to vote:

(i)          in favor of the approval of the Merger Agreement, each of the other transactions contemplated by the Merger Agreement, and each other action the taking of which would reasonably be expected to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

(ii)         against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii)        against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of the Company or any of its Subsidiaries, (B) any sale, lease or transfer of any significant part of the assets of the Company or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure of the Company or any of its Subsidiaries, or (E) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transaction contemplated by the Merger Agreement.

Notwithstanding anything herein to the contrary, this Section 3(a) shall not require any Stockholder to be present (in person or by proxy) or vote (or cause to be voted) any of its Owned Shares to amend the Merger Agreement or take any action that could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (x) decreases the amount or changes the form of the consideration or imposes any restrictions or additional conditions on the receipt of the consideration to the stockholders of the Company or (y) is otherwise materially adverse to the Stockholder.

(b)          In the event that a meeting of the stockholders of the Company (including the Company Stockholders Meeting) is held, each Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for purposes of establishing a quorum.

(c)          The Stockholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i), (ii) and (iii) above that are at any time or from time to time presented for consideration to the Company’s stockholders generally. For the avoidance of doubt, clauses (i), (ii) and (iii) shall not apply to votes, if any, solely on the election or removal of directors as recommended by the Company’s Board of Directors (provided such recommendation is not in violation of the terms of the Merger Agreement).

4.           No Solicitation. Each Stockholder shall, and shall cause any of its Representatives to, comply with Sections 6.1 and 6.2 of the Merger Agreement as if each Stockholder were the Company and a party thereto. Without limiting the generality of the foregoing, Parent, Merger Sub and each Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 4 by any Representative of such Stockholder shall be deemed to be a breach of this Section 4 by such Stockholder.

5.           Agreement Not to Exercise Appraisal Rights.  Each Stockholder hereby irrevocably and unconditionally waives any appraisal rights or dissenters’ rights relating to the Merger or any other transaction contemplated by the Merger Agreement that such Stockholder may have with respect to such Stockholder’s Covered Shares pursuant to Applicable Law.

6.           Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require any Stockholder to attempt to) limit or restrict any Stockholder (or any designee of any Stockholder) who is a director or officer of the Company from acting in such capacity on any matter (it being understood that this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a holder of Shares and/or holder of options to purchase Shares); provided, however, that nothing in this Section 6 is intended to modify or otherwise obviate any of the rights or obligations under the Merger Agreement. In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company. For the avoidance of doubt, nothing in this Agreement shall limit in any way the Company or its officers or directors from taking actions permitted or required by the Merger Agreement and Parent shall not assert any claim that any action taken by any Stockholder in his or her capacity as a director or officer of the Company violates any provision of this Agreement.

7.           Irrevocable Proxy.  Concurrently with the execution of this Agreement, each Stockholder shall deliver to Parent and Merger Sub a proxy in the form attached hereto as Annex A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by Applicable Law, with respect to all of such Stockholder’s Covered Shares.

8.           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent and/or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder’s Covered Shares. All rights, ownership and economic benefits of and relating to each Stockholder’s Covered Shares shall remain vested in and belong to each Stockholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of such Stockholder’s Covered Shares, except as otherwise provided herein. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require such Stockholder to exercise any option and/or other rights to purchase Shares (including Company Options).

9.           Representations and Warranties of Stockholders.   Each Stockholder hereby represents and warrants to Parent, severally and not jointly, and solely as to itself and its Covered Shares, as of the date hereof that:

(a)          Power; Binding Agreement.  Such Stockholder has the legal capacity to execute and deliver this Agreement and the Proxy, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the Proxy have been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a legal valid and binding obligation of Parent and Merger Sub, constitute a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(b)          No Conflicts.  Except for filings that may be required under the Exchange Act and the HSR Act, and any applicable foreign antitrust, competition or merger control Applicable Laws, no Consent of any Governmental Authority is required on the part of such Stockholder in connection with the execution, delivery and performance by such Stockholder of this Agreement and the Proxy and the consummation by such Stockholder of the transactions contemplated hereby and thereby. None of the execution, delivery or performance by such Stockholder of this Agreement or the Proxy, the performance by such Stockholder of its obligations hereunder or thereunder or the consummation by such Stockholder of the transactions contemplated hereby or thereby will (i) violate, conflict or result in the breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which such Stockholder is a party or by which such Stockholder’s properties or assets may be bound, except for any violation, conflict, breach, default, termination or acceleration that would not reasonably be expected to prevent or materially delay or otherwise impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby. or (ii) violate or conflict with any Applicable Law or Order applicable to such Stockholder or by which any of such Stockholder’s properties or assets are bound, or (iii) result in the creation of any Lien upon any of the Covered Shares.

(c)          Ownership of Shares.  Such Stockholder (i) is the Beneficial Owner of the Company Securities as indicated forth on the signature page to this Agreement, all of which are free and clear of any Liens, (except any Liens arising under Applicable Laws or arising hereunder), and (ii) does not own, beneficially or otherwise, any Company Securities other than the Company Securities indicated on the signature page to this Agreement.

(d)          Voting Power.  Such Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e)          No Finder’s Fees.  Except for Greenhill & Co., LLC, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Stockholder who is entitled to any financial advisors’, brokerage, finders’ or other fee or commission in connection with the transactions contemplated by the Merger Agreement

(including the Merger) or this Agreement based upon arrangements made by or on behalf of such Stockholder.

(f)           Reliance by Parent.  Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

10.         Certain Restrictions.  Each Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or enter into any Contract with any Person in any manner inconsistent with the terms of this Agreement or the Proxy.

11.         Disclosure.  Subject to reasonable prior notice and approval (which shall not be unreasonably withheld or delayed), each Stockholder shall permit and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent and/or Merger Sub determines to be necessary or desirable in connection with the Merger and any transactions related to thereto, such Stockholder’s identity and ownership of Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

12.         Further Assurances.  Subject to the terms and conditions of this Agreement, each Stockholder, in such Stockholder’s capacity as a Stockholder, shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

13.         Merger Agreement.  Each Stockholder hereby acknowledges receipt of, and has had an opportunity to read and understand and consult with independent counsel concerning, the Merger Agreement (including exhibits and schedules thereto).

14.         Termination.  This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement prior to termination.

15.         Miscellaneous.

(a)          Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(b)          Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c)          Amendments; Waiver.  This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance with any of the terms or conditions of this Agreement.

(d)          Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Stockholder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and/or Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e)          Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(f)          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice) ), or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

[●]

[●]

[●]

Attention: [●]

Telecopy No: [●]

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention:     Michael S. Ringler and Denny Kwon

Telecopy No.:  (415) 947-2099

If to Stockholder to:

To the address for notice set forth the signature page hereto.

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

666 Fifth Avenue

New York, New York 10103

Attention:      Sheldon Nussbaum

Telecopy No.:  (212) 318-3400

(g)          No Waiver.  The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(h)          No Third Party Beneficiaries.  This Agreement is not intended to confer and does not confer upon any person other than the parties hereto any rights or remedies hereunder.

(i)           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Applicable Laws that might otherwise govern under applicable principles of conflicts of law thereof.

(j)           Consent to Jurisdiction.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 15(j) shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any or state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any other state or federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and each Stockholder agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(k)          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(l)           Entire Agreement.  This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(m)         Certain Interpretations.

(i)          Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii)         The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(iii)        The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(n)          Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses, whether or not the Merger is consummated.

(o)          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed to be effective as of the date first above written.

By:

Name:

(SIGNATURE PAGE TO VOTING AGREEMENT)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed to be effective as of the date first above written.

STOCKHOLDER:

Name:

Title:

Address:

Facsimile:

Share that are Beneficially Owned:

_________________ shares of Company Common Stock

_________________ shares of Company Common Stock issuable upon exercise of outstanding options or other rights to purchase Company Common Stock

(SIGNATURE PAGE TO VOTING AGREEMENT)

ANNEX A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of [●], a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints [●], [●] and [●] of [●], a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable to Stockholder on or after the date hereof (collectively, the “Proxy Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies given by Stockholder with respect to any Proxy Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies with respect to the Proxy Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and Stockholder and the other stockholders of the Company named therein (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Parent, [●], a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which all outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive cash in an amount equal to [●] ($[●]) per share in cash without interest (the “Merger Consideration”).

As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Proxy Shares, and to exercise all voting, consent and similar rights of Stockholder with respect to the Proxy Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the approval of the Merger Agreement, each of the other transactions contemplated by the Merger Agreement, and each other action the taking of which would reasonably be expected to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of the Company or any of its subsidiaries, (B) any sale, lease or transfer of any significant part of the assets of the Company or any if its subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries, (D) any material change in the capitalization of the Company or any of its subsidiaries, or the corporate structure of the Company or any of its subsidiaries, or (E) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, attorneys and proxies named above are expressly prohibited from acting as the undersigned’s attorney and proxy to vote the Proxy Shares, or exercising any voting, consent or similar rights of the undersigned with respect to the Proxy Shares (including, without limitation, the power to execute and deliver written consents), to amend the Merger Agreement or take any action that could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (x) decreases the amount or changes the form of the consideration or imposes any restrictions or additional conditions on the receipt of the consideration to the stockholders of the Company or (y) is otherwise materially adverse to the Stockholder

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided herein. Stockholder may vote the Proxy Shares on all other matters.

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[Remainder of Page Intentionally Left Blank]

(SIGNATURE PAGE TO IRREVOCABLE PROXY)

Dated: _______________, 2016

STOCKHOLDER

__________________________________
(Name of Entity, if an entity)

By:

Name:

Title:

(SIGNATURE PAGE TO IRREVOCABLE PROXY)